UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Clayton Williams Energy, Inc.
(Name of Registrant as Specified In Its Charter)

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CLAYTON WILLIAMS ENERGY, INC.

Six Desta Drive, Suite 6500

Midland, Texas 79705

NOTICE OF 2012 ANNUAL MEETING OF SHAREHOLDERS

To Be Held Wednesday, May 9, 2012

To Our Shareholders:

You are cordially invited to attend the 2012 annual meeting of shareholders of Clayton Williams Energy, Inc., referred to as the Company, to be held at the ClayDesta Conference Center, Six Desta Drive, Suite 6550, Midland, Texas, 79705, at 11:00 a.m. local time on Wednesday, May 9, 2012, for the following purposes:

1.                                       To elect two directors for a term of three years, such term to continue until the annual meeting of shareholders in 2015 and until each director’s successor is duly elected and qualified;

2.                                       To advise on the selection of KPMG LLP as our independent auditors for 2012; and

3.                                       To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Shareholders of record of our common stock at the close of business on March 15, 2012 will receive notice of and be entitled to vote at the meeting in person or by proxy.  A list of shareholders entitled to vote at the meeting will be available at our corporate offices for 10 days prior to the meeting, and may be inspected during normal business hours by shareholders for purposes relevant to the meeting.  The list will also be available for inspection by shareholders during the meeting.

Midland, Texas	By Order of the Board of Directors
March 28, 2012	McRae M. Biggar
Secretary

YOUR VOTE IS IMPORTANT.  Please vote promptly whether or not you plan to attend the meeting.  After reading the proxy statement, please vote by Internet or request a proxy card to complete, sign and return by mail.  If your shares are held by a bank, broker, or other nominee on your behalf, please follow the voting instructions provided to you by that bank, broker or other nominee.

CLAYTON WILLIAMS ENERGY, INC.

Six Desta Drive, Suite 6500

Midland, Texas 79705

Proxy Statement

Annual Meeting of Shareholders

Your vote is very important. For this reason, the Board of Directors, referred to as the Board, is requesting that you allow your common stock to be represented at the 2012 annual meeting of shareholders of Clayton Williams Energy, Inc., referred to as the Company, by the proxies that we have made available to you over the Internet or, upon your request, by delivery to you by mail.  On or about March 30, 2012, our agent will mail a Notice of Internet Availability of Proxy Materials to shareholders containing instructions on how to access this proxy statement and vote online.

Information About the Annual Meeting and Voting

Time and Place

The Company’s 2012 annual meeting of shareholders will be held at the ClayDesta Conference Center, Six Desta Drive, Suite 6550, Midland, Texas, 79705, at 11:00 a.m. local time on Wednesday, May 9, 2012.

Items to be Voted Upon

You will be voting on the following matters:

•                  The election of two directors for a term of three years, such term to continue until the annual meeting of shareholders in 2015 and until each director’s successor is duly elected and qualified (see page 10);

•                  Advising the Audit Committee on the selection of KPMG LLP as our independent auditors for 2012 (see page 33); and

•                  Such other business as may properly come before the annual meeting and any adjournments or postponements thereof.

Who May Vote

You are entitled to vote your common stock if our records show that you held your shares as of the close of business on March 15, 2012, the record date selected by the Board.  Each shareholder is entitled to one vote for each share of common stock held on that date, at which time we had 12,163,536 shares of common stock outstanding and entitled to vote.  The Company’s common stock is its only issued and outstanding class of stock.

Method of Delivery

Under rules adopted by the U.S. Securities and Exchange Commission, referred to as the SEC, we are furnishing proxy materials to our shareholders on the Internet rather than mailing printed copies of those materials to each shareholder.  On or about March 30, 2012, our agent will mail to you a Notice of Internet Availability of Proxy Materials, which includes instructions as to how you may access and review the proxy materials and vote your shares on the Internet.  If you do not want to access the proxy materials by Internet, you may request a paper copy of the proxy materials at no cost to you by following the instructions included in the Notice of Internet Availability of Proxy Materials.

How to Vote

You may vote your shares prior to May 9, 2012 by one of the following methods:

•                  Via the Internet at www.proxyvote.com by following the instructions provided in the Notice of Internet Availability of Proxy Materials;

•                  By phone, after your receipt of paper copies of the proxy materials; or

•                  By requesting, completing and mailing in a paper proxy card, as outlined in the Notice of Internet Availability of Proxy Materials.

You may vote via the Internet or by phone until 11:59 p.m., Eastern Time, on Tuesday, May 8, 2012.  If you mail in a paper proxy card, our agent must receive your paper proxy card on or before Tuesday, May 8, 2012.  You may also vote in person at the annual meeting by completing a ballot; however, attending the annual meeting without completing a ballot will not count as a vote.

If your shares are registered directly in your name with our transfer agent, Wells Fargo Minnesota, N.A. Shareowner Services, you are considered a shareholder of record with respect to those shares and our agent, Broadridge Financial Solutions, Inc., will send directly to you the Notice of Internet Availability of Proxy Materials.  If your shares are held by a bank, broker or other nominee rather than in your own name, you are considered the beneficial owner of the shares, and the Notice of Internet Availability of Proxy Materials will be forwarded to you by or on behalf of your bank, broker or other nominee.  In either case, please carefully consider the information contained in the proxy statement and, regardless of whether you plan to attend the meeting, please vote via the Internet, by phone or by mailing in a paper proxy card so that we can be assured of having a quorum present at the annual meeting and that your shares may be voted in accordance with your wishes even if you later decide not to attend the annual meeting.

If you submit a properly completed proxy via the Internet, by phone or by mailing in a paper proxy card, we will vote your shares as you direct.  However, if you submit a proxy and do not specify how to vote, we will vote your shares:

•                  “FOR” the election of the two nominees for director identified on page 10;

•                  “FOR” the selection of KPMG LLP as the Company’s independent auditors for 2012 (advisory vote), as explained on page 33; and

•                  In our discretion as to other business that is properly brought before the annual meeting or any adjournment or postponement of the annual meeting.

We encourage you to register your vote via the Internet.  If you attend the meeting, you may also submit your vote in person and any votes that you previously submitted, whether via the Internet, by phone or by mailing in a paper proxy card, will be superseded by the vote that you cast at the meeting.  If you are a beneficial owner, to vote at the meeting you will need to contact the bank, broker or other nominee that holds shares on your behalf and obtain a “legal proxy” to bring to the meeting.

Changing Your Vote

You can revoke your proxy at any time before it is voted at the annual meeting by:

•                  Timely submitting a new proxy with a later date via the Internet, by phone or by mailing in a paper proxy card;

•                  Attending the annual meeting and voting in person; or

•                  Sending written notice of revocation to our Secretary, McRae M. Biggar.

Quorum

A quorum of shareholders is necessary to hold a valid meeting.  The presence in person or by proxy of the holders of at least a majority of the shares of our common stock entitled to vote at the meeting is a quorum.  Abstentions and broker “non-votes” will be counted as present for establishing a quorum.

A broker “non-vote” occurs on an item when shares held by a bank, broker or other nominee are present or represented at the meeting but such bank, broker, or other nominee is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given.  If you have returned valid proxy instructions or vote in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you abstain from any matter introduced at the meeting.

Votes Required

The nominees for election as directors at the annual meeting will be elected by a plurality of the votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote.  The Company’s Certificate of Incorporation and Bylaws prohibit cumulative voting in the election of directors.  Neither abstentions nor broker non-votes will have an effect on the votes for or against the election of a director.

Advice on the selection of KPMG LLP as our independent auditors for 2012, and any other matters submitted to a vote of the shareholders at the annual meeting, will be determined by the affirmative vote of a majority of the shares present or represented by proxy at the annual meeting and entitled to vote on such matters.  Abstentions will count toward the number of shares present but will not count as an affirmative vote and, therefore, an abstention will have the effect of a vote against the selection of KPMG LLP as our independent auditors for 2012, and against any other matter submitted to a vote of the shareholders at the annual meeting.  Broker non-votes will not be considered present at the annual meeting with respect to this proposal, or any other matter submitted to a vote of the shareholders at the annual meeting, and so will have no effect on the approval of these proposals.

Proxy Solicitation

This proxy is being solicited by the Board.  In addition to the Internet availability of proxy materials or, upon your request, the mailing of these materials to you, our employees and agents may solicit proxies personally, electronically, telephonically or otherwise, and they will receive no extra compensation for making solicitations.  The extent to which these proxy soliciting efforts will be necessary depends upon how promptly proxies are submitted.  We encourage you to submit your proxy without delay.  We will pay our costs of soliciting proxies and will also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

Corporate Governance

Role of the Board

The business and affairs of the Company are managed under the direction of our Board.  The Board has responsibility for establishing broad corporate policies and for overall performance and direction of the Company.  Members of the Board stay informed of the Company’s business by participating in Board and committee meetings, by reviewing analyses and reports sent to them regularly, and through discussions with the Chief Executive Officer and other officers.

Board Structure

The Board is composed of three classes of members.  One class of directors is elected each year to hold office for a three-year term and until successors of such class are duly elected and qualified.  The Board currently consists of six directors and we currently have one vacancy on our Board.  The directors serving on the Board for 2011 were Clayton W. Williams, Jr., Mel G. Riggs, Davis L. Ford, Robert L. Parker, Jordan R. Smith, and Ted Gray, Jr.  The class in which each director serves and the nominees for directors at the annual meeting are described below under “Election of Two Directors.”

Board Leadership Structure; Role in Risk Oversight

Clayton W. Williams, Jr. serves as our Chairman of the Board and Chief Executive Officer.  Mr. Williams is the founder of our Company and is the Company’s largest shareholder.  As he has done since founding the Company in 1991, Mr. Williams actively participates in all facets of our business and has a significant impact on both our business strategy and daily operations.  It is Mr. Williams’ view that a controlling shareholder who is active in the business should serve as both Chairman of the Board and Chief Executive Officer.  The Board concurs in this view and has not directed that these roles be separated or that the Board name a lead independent director.

The full Board is responsible for general oversight of risks inherent in our business.  Each quarter, the Board receives reports from Mr. Williams and other members of our senior management that help the Board assess the risks we face in the conduct of our business.  Members of our senior technical staff frequently make presentations to the Board about current and planned exploration and development activities that may subject us to operational and financial risks.  Also, the Audit Committee reviews at least annually with consultants and independent accountants the effectiveness of our internal controls over financial reporting, which controls are designed to address risks specific to financial reporting.

Director Independence

A majority of the directors serving on our Board qualify as independent directors under regulations of the SEC, and under the corporate governance listing standards of The NASDAQ Stock Market LLC, referred to as NASDAQ, and also qualify as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code, referred to as the Tax Code.  In determining independence, each year the Audit Committee affirmatively determines, among other things, whether the directors have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director pursuant to federal securities laws and NASDAQ corporate governance listing standards.  When determining if such a relationship exists, the Audit Committee considers all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation, and, if applicable, the frequency or regularity of the services, whether the services are being carried out at arm’s length in the ordinary course of business, and whether the services are being provided substantially on the same terms to the Company as those prevailing at the time from unrelated parties for comparable transactions.  Such relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships.

From time to time, Parker Drilling Company, referred to as Parker Drilling, has performed contract drilling services for the Company.  Robert L. Parker is a director of the Company and also holds the title of Chairman Emeritus of Parker Drilling.  Mr. Parker’s son, Robert L. Parker, Jr., is the Executive Chairman of Parker Drilling.  Parker Drilling Company did not perform any contract drilling services for the Company in 2011 and payments made by the Company to Parker Drilling in 2010 and 2009 did not exceed 5% of Parker Drilling’s consolidated gross revenues for such years.  The Audit Committee determined that these relationships between Mr. Parker and his son and with Parker Drilling would not interfere with Mr. Parker’s exercise of independent judgment in carrying out the responsibilities of a director of the Company.

Additionally, Ted Gray, Jr. manages a portion of the investment assets of Mr. and Mrs. Williams.  Our Board determined that the relationship between Mr. Gray and Mr. and Mrs. Williams would not interfere with Mr. Gray’s exercise of independent judgment in carrying out the responsibilities of a director of the Company.  Applying the independence standards described above, the Audit Committee has determined that Messrs. Gray, Ford, Parker and Smith are all independent directors.

Financial Code of Ethics

The Company has adopted a Financial Code of Ethics that contains the ethical principles by which our Chief Executive Officer, Chief Financial Officer (or other principal financial officer), Vice President — Accounting or Chief Accounting Officer (or other principal accounting officer) and other senior financial officers, collectively referred to as the Senior Officers, are expected to conduct themselves when carrying out their duties and responsibilities. Senior Officers must also comply with the Company’s other ethics policies, including any amendments or supplements thereto, including the Company’s Code of Conduct and Ethics.  The Financial Code of Ethics is designed to deter wrongdoing and to promote, among other things: honest and ethical conduct, ethical handling of actual or apparent conflicts of interest; full, fair, accurate and timely disclosure in filings with the SEC and in other public disclosures; compliance with applicable law; and prompt internal reporting of violations of the Financial Code of Ethics.

The Financial Code of Ethics is available on our website at www.claytonwilliams.com under “Investor Relations/Governance/Documentation.”  We will provide the Financial Code of Ethics in print, free of charge, to shareholders who request it.  Any waiver of the Financial Code of Ethics with respect to executive officers or directors may be made only by the Board or a Board committee and will be promptly disclosed to shareholders on our website, as will any amendments to the Financial Code of Ethics.

Communications with the Board

Communications by shareholders or by other parties may be sent to the Board by mail or overnight delivery and should be addressed to the Board c/o Secretary, Clayton Williams Energy, Inc., Six Desta Drive, Suite 6500, Midland, Texas  79705.  Communications directed to the Board, or one or more Board members, will be forwarded directly to the designated member or members and may be made anonymously.

Identification of Director Candidates

The Company’s Nominating and Governance Committee identifies and reviews director candidates to determine whether they qualify for and should be considered for membership on the Board.  If any vacancies on the Board arise, the Nominating and Governance Committee may consider potential candidates that come to the attention of the Committee through current members of the Board, management of the Company, shareholders or other persons.  Candidates for nomination to the Board, whether recommended to the Nominating and Governance Committee by other members of the Board, management, shareholders or otherwise, are evaluated with the intention of achieving a balance of knowledge, experience and capability on the Board and in light of the membership criteria established by the Nominating and Governance Committee which are as follows:

•                  High professional and personal ethics and values;

•                  Broad experience in management, policy-making and/or finance;

•                  Commitment to enhancing shareholder value and to representing the interests of shareholders;

•                  Sufficient time to carry out their duties; and

•                  Experience adequate to provide insight and practical wisdom.

The Board does not have a policy regarding the consideration of diversity in identifying nominees for election as directors.  The Nominating and Governance Committee seeks to identify individuals who meet the criteria listed above.

Consideration of Director Nominees

The policy of the Nominating and Governance Committee is to consider properly submitted shareholder nominations for candidates for Board membership as described above.  Any shareholder nominations proposed for consideration by the Nominating and Governance Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:  Secretary, Clayton Williams Energy, Inc., Six Desta Drive, Suite 6500, Midland, Texas 79705.  For information regarding shareholder proposals, see “Shareholder Proposals.”

2011 Board Meetings and Annual Meeting

The Board met five times in 2011 and took action by unanimous written consent three times.  Each of the directors attended 100% of the meetings in 2011 except for Mr. Williams who attended 60% of the meetings.  Each of the directors attended 100% of the meetings of the committees of the Board on which he served, except Mr. Ford who attended 88% of the Compensation Committee meetings.  All directors, except for Mr. Gray, attended the 2011 annual meeting of shareholders.  The Company encourages all Board members to attend its annual meeting.

Board Committees

The Board has three standing committees:  Compensation, Nominating and Governance, and Audit.  The Audit Committee of the Board has determined that each member of these committees is independent consistent with federal securities laws and NASDAQ corporate governance listing standards.

Compensation Committee

The Compensation Committee held eight meetings during 2011 and took action by unanimous written consent one time.  Directors Gray (Chairman), Ford, Parker and Smith currently serve on the Compensation Committee.  The purposes of the Compensation Committee are:

•                  To review, evaluate, and approve the agreements, plans, policies and programs of the Company to compensate its officers;

•                  To review the Compensation Discussion and Analysis prepared by management and proposed for inclusion in the Company’s Proxy Statement for its annual meeting of shareholders and to determine whether to recommend to the Board that the Compensation Discussion and Analysis be included in such proxy statement;

•                  To provide assistance to the Board in discharging its responsibilities relating to the compensation of the Chief Executive Officer and other executive officers of the Company; and

•                  To perform such other functions as the Board may assign to the Committee from time to time.

The specific responsibilities of the Compensation Committee are identified in the Compensation Committee’s charter, which is available on our website at www.claytonwilliams.com under “Investor Relations/ Governance/Documentation.”

Pursuant to its charter, the Compensation Committee may appoint subcommittees for any purpose that the Compensation Committee deems appropriate and delegate to these subcommittees any power and authority the Compensation Committee deems appropriate.  Historically the Compensation Committee has not delegated any of its powers and authority and, at this time, the Compensation Committee does not intend to delegate its powers and authority to any subcommittee in the foreseeable future.

Agendas for meetings of the Compensation Committee are generally prepared by the Company’s Chief Executive Officer and Chief Operating Officer, in consultation with the Chairman of the Compensation Committee.  Compensation Committee meetings are regularly attended by several of the Company’s officers, including the Chairman of the Board, President and Chief Executive Officer, the Executive Vice President and Chief Operating Officer, and the Senior Vice President and Chief Financial Officer.  The Compensation Committee also regularly meets in executive session without the Company’s officers.  The Compensation Committee has the authority to secure the services of independent advisors and the Company’s legal, accounting and human resources departments to support the Compensation Committee in fulfilling its responsibilities.  The Compensation Committee has authority under its Charter to retain, approve fees for, and terminate independent advisors as it deems necessary to assist in the fulfillment of its responsibilities.  As described in more detail under “Executive Compensation — Compensation Discussion and Analysis — Setting Executive Compensation — Use of Independent Consultants,” the Compensation Committee engaged Longnecker and Associates to conduct a market compensation analysis and to provide recommendations regarding the total direct compensation packages of the Company’s named executive officers.  A detailed description of the processes and procedures of the Compensation Committee for the consideration and determination of executive and director compensation can be found under “Executive Compensation — Compensation Discussion and Analysis.”

None of the individuals serving on the Compensation Committee has ever been an officer or employee of the Company.  The Audit Committee has determined that all of the members of the Compensation Committee satisfy the independence requirements of federal securities laws and NASDAQ corporate governance listing standards.  Additionally, all of the members of the Compensation Committee qualify as “non-employee directors” for purposes of SEC requirements, and as “outside directors” for purposes of Section 162(m) of the Tax Code.

Nominating and Governance Committee

The Nominating and Governance Committee met two times in 2011.  Directors Smith (Chairman), Ford, Gray and Parker currently serve on the Nominating and Governance Committee.  The purposes of the Nominating and Governance Committee are:

•                  To identify individuals qualified to become Board members, and to select the director nominees for election at the annual meetings of shareholders or for appointment to fill vacancies;

•                  To recommend to the Board director nominees for each committee of the Board;

•                  To advise the Board about appropriate composition of the Board and its committees;

•                  To advise the Board about and recommend to the Board appropriate corporate governance practices and to assist the Board in implementing those practices;

•                  To lead the Board in its annual review of the performance of the Board and its committees; and

•                  To perform such other functions as the Board may assign to the Committee from time to time.

The specific responsibilities of the Nominating and Governance Committee are identified in the Nominating and Governance Committee’s charter, which is available on our website at www.claytonwilliams.com under “Investor Relations/ Governance/Documentation.”

Audit Committee

The Audit Committee held eight meetings during 2011 and took action by unanimous written consent three times.  Directors Parker (Chairman), Ford, Gray, and Smith currently serve on the Audit Committee.  Each of the members of the Audit Committee qualifies as an independent director under the federal securities laws and NASDAQ corporate governance listing standards.  The Board has determined that no member of the Audit Committee meets all of the criteria needed to qualify as an “audit committee financial expert” as defined by SEC regulations.  The Board believes that each of the current members of the Audit Committee has sufficient knowledge and experience in financial matters to perform his duties on the Audit Committee.  In addition, the Audit Committee has engaged, at the Company’s expense, Davis Kinard & Co., certified public accountants, as a financial accounting consultant to independently advise the Audit Committee in the area of technical accounting issues and to assist the Audit Committee in fully understanding any matters that may come before the Audit Committee, including matters related to:

•                  Generally accepted accounting principles and the application of such principles in connection with accounting for estimates, accruals and reserves;

•                  Internal controls and procedures for financial reporting; and

•                  Other Audit Committee functions.

The specific responsibilities of the Audit Committee are identified in the Audit Committee’s charter, which is available on our website at www.claytonwilliams.com under “Investor Relations/Governance/Documentation.” The Audit Committee serves as an independent and objective party to oversee the accounting and financial reporting practices of the Company, and the audits of its financial statements.  The Audit Committee has the sole authority and responsibility with respect to the selection, engagement, compensation, oversight, evaluation and, where appropriate, dismissal of the independent auditors and any other public accounting firm engaged by the Company.  The independent auditors, and any other public accounting firm engaged by the Company, report directly to the Audit Committee.

Election of Two Directors

The Board is composed of three classes of directors.  One class of directors is elected each year to hold office for a three-year term and until successors of such class are duly elected and qualified.  Except where the authority to do so has been withheld, the persons named in the proxy intend to vote to elect Ted Gray, Jr. and Mel G. Riggs as directors for three-year terms expiring in 2015.  Messrs. Gray and Riggs were appointed as director nominees by the Nominating and Governance Committee, and each has consented to being named in the Proxy Statement and to serve, if elected, but if either of them should decline or be unable to serve for any reason, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxy.  Mr. Gray qualifies as an independent director under regulations of the SEC and under the corporate governance listing standards of NASDAQ. Mr. Riggs is the Executive Vice President and Chief Operating Officer of the Company and, therefore, is not an independent director under regulations of the SEC or under the corporate governance listing standards of NASDAQ.

Information is provided below for each of the nominees for election and each director continuing in office regarding their age, positions with the Company or other principal occupations for the past five years, other directorships held during the past five years, and the year initially elected a director of the Company.  The biographies of each of the nominees and continuing directors below contain, among other things, information regarding the experiences, qualifications, attributes or skills that led the Nominating and Governance Committee and the Board to the conclusion that such individual should serve as a director for the Company.  For information concerning the ownership of Company common stock by each director, see “Security Ownership of Certain Beneficial Owners and Management.”  There are no family relationships among the directors or officers of the Company, except that Mr. Williams is the father-in-law of Gregory S. Welborn, Vice President — Land.

Nominees for Election to the Board of Directors

For Three-Year Term Expiring in 2015

TED GRAY, JR., age 61, is a director of the Company and a member of the Audit, Compensation and Nominating and Governance Committees of the Board.  Mr. Gray is a Vice President at UBS Financial Services, Inc. in Austin, Texas where he is a member of a team managing portfolios for high net worth individuals and foundations.  Prior to joining UBS Financial Services, Inc. in December 2008, Mr. Gray was an investment advisor with Morgan Stanley in Austin, Texas for eight years and has been involved in banking and investment activities since 1972.  Mr. Gray was chosen as a director nominee because his extensive knowledge related to investments and other financial matters provides us with valuable insight into domestic and global financial markets and sound advice on matters affecting our business.

MEL G. RIGGS, age 57, is Executive Vice President and Chief Operating Officer of the Company, having served in such capacities since December 2010.  Mr. Riggs was previously Senior Vice President and Chief Financial Officer of the Company, having served in that capacity since September 1991.  Mr. Riggs has served as a director of the Company since May 1994.  Mr. Riggs is the sole general partner of The Williams Children’s Partnership, Ltd., referred to as WCPL, a limited partnership in which the adult children of Clayton W. Williams, Jr. are the limited partners.  WCPL holds approximately 25% of the outstanding shares of the Company’s common stock.  As the sole general partner, Mr. Riggs has the power to vote or direct the voting of the shares of the Company’s common stock held by WCPL.  See “Security Ownership of Certain Beneficial Owners and Management.”  Mr. Riggs also serves as an officer and director of certain entities that are controlled directly by or indirectly by Mr. Williams, referred to as the Williams Entities.  Since July 2009, Mr. Riggs has also served as a director of TransAtlantic Petroleum Ltd, a publicly owned company engaged internationally in the acquisition, development, exploration and production of crude oil and natural gas.  Mr. Riggs has served in a leadership position in the Company from its inception and has demonstrated his value as a proven leader.  Mr. Riggs was chosen as a director nominee because he has extensive knowledge in strategic planning, is an expert in financial matters and is highly qualified to make strategic and operational decisions on behalf of the Company.

The Board of Directors unanimously recommends a vote FOR the election of Messrs. Gray and Riggs to the Board of Directors.

Member of the Board of Directors Continuing in Office

Term Expiring in 2013

CLAYTON W. WILLIAMS, JR., age 80, is Chairman of the Board, President, Chief Executive Officer and a director of the Company, having served in such capacities since September 1991.  For more than the past five years,

Mr. Williams has also been the chief executive officer and a director of the Williams Entities.  See “Certain Transactions and Relationships.”  Mr. Williams beneficially owns, either individually or through his affiliates, approximately 26% of the outstanding shares of the Company’s common stock.  See “Security Ownership of Certain Beneficial Owners and Management.”  Mr. Williams has extensive knowledge of the oil and gas industry, as well as relationships with chief executives and other senior management of oil and gas companies and oilfield service companies throughout the United States.  He actively participates in all facets of the Company’s business and has a significant impact on both its business strategy and daily operations.

Members of the Board of Directors Continuing in Office

Term Expiring in 2014

DAVIS L. FORD, age 74, is a director of the Company and a member of the Audit, Compensation and Nominating and Governance Committees of the Board.  Dr. Ford has served as a director of the Company since February 2004.  Dr. Ford has been president of Davis L. Ford & Associates, an environmental engineering and consulting firm, for more than the past five years and is also an adjunct professor at The University of Texas at Austin.  Dr. Ford is a distinguished engineering graduate of both Texas A&M University and The University of Texas at Austin and is also a member of the National Academy of Engineering.  Dr. Ford’s extensive experience as an environmental engineer specializing in matters pertaining to the oil and gas industry provides us with valuable insight into environmental risks and associated regulations.  In addition, Dr. Ford’s years of experience in business and his educational background provide us with sound advice in the conduct of our business.

ROBERT L. PARKER, age 88, is a director of the Company and a member of the Audit, Compensation and Nominating and Governance Committees of the Board.  Mr. Parker has served as a director of the Company since May 1993.  Mr. Parker is retired.  Until his retirement in April 2006, he was the Chairman of the Board of Parker Drilling, a publicly owned corporation providing contract drilling services, a position he held since 1969.  Mr. Parker has vast experience in leading a publicly owned corporation for over 52 years, having served in a combination of leadership roles including president, chief executive officer and chairman of the board of Parker Drilling.  Mr. Parker is also a leading spokesperson for the oil and gas industry at the national level and provides us with valuable insight into legislative matters involving our business.

JORDAN R. SMITH, age 77, is a director of the Company and a member of the Audit, Compensation and Nominating and Governance Committees of the Board.  Mr. Smith has served as a director of the Company since July 2000.  Mr. Smith is President of Ramshorn Investments, Inc., a wholly owned subsidiary of Nabors Industries, having served in such capacity for more than the past five years.  Mr. Smith serves as a director of Delta Petroleum Corporation, a publicly owned corporation in the energy business, and has served on the Board of the University of Wyoming Foundation and the Board of the Domestic Petroleum Council.  Mr. Smith is an experienced geologist with a high level of technical expertise in the oil and gas industry.  In addition, Mr. Smith’s leadership experience with publicly owned companies and overall business background provides us with valuable judgment in the conduct of our business.

Executive Compensation

Compensation Discussion and Analysis

General

The Compensation Committee consists of Messrs. Gray, Ford, Parker and Smith, all of whom are independent directors under current federal securities laws and NASDAQ corporate governance listing standards and are “outside directors” for purposes of Section 162(m) of the Tax Code.  The Compensation Committee establishes the salaries of all corporate officers, including the named executive officers set forth in the Summary Compensation Table below, and directs and administers the Company’s incentive compensation plans.  The Compensation Committee also reviews with the Board its recommendations relating to the future direction of corporate compensation practices and benefit programs.

Throughout this proxy statement, the following individuals are referred to as the named executive officers:

•                  Clayton W. Williams, Jr., Chairman of the Board, President and Chief Executive Officer

•                  Mel G. Riggs,  Executive Vice President and Chief Operating Officer

•                  Michael L. Pollard, Senior Vice President — Finance and Chief Financial Officer

•                  T. Mark Tisdale, Vice President and General Counsel

•                  Greg S. Welborn, Vice President — Land

Compensation Philosophy and Principles

The Compensation Committee recognizes that the oil and gas exploration and production industry is highly competitive and that experienced professionals have significant career mobility.  The Company competes for executive talent with a large number of exploration and production companies, some of which have significantly larger market capitalization than the Company.  Comparatively, the Company is a smaller company in a highly competitive industry, and its ability to attract, retain and reward its executive officers and other key employees is essential to maintaining an advantageous position in the oil and gas business.  The Company’s comparatively smaller size within its industry and its relatively small executive management team provide unique challenges in this industry, and therefore, are substantial factors in the design of the executive compensation program.  The Compensation Committee’s goal is to maintain compensation programs that are effective in attracting and retaining talented individuals within the independent oil and gas industry.  Each year, the Compensation Committee reviews the executive compensation program to assess whether the program remains comparable with those of similar companies, considers the program’s effectiveness in creating adequate incentives for executives to find, acquire, develop and produce oil and gas reserves in a cost-effective manner, and determines what changes, if any, are appropriate.

The Compensation Committee has adopted a compensation policy that it believes to be a balance between fair and reasonable cash compensation and incentives linked to the Company’s performance, taking into consideration compensation of individuals with similar duties who are employed by its peers in the industry.  The policy takes into account the cyclical nature of the oil and gas business, which may result in traditional performance standards being skewed due to erratic commodity prices.  An analysis of the Company’s goals has resulted in a policy that places an emphasis on increasing the Company’s proved oil and gas reserves and production, coupled with maintaining an acceptable balance between its overhead and profit margin.  As described more fully below, the Compensation Committee may, in addition to base salaries, award bonuses and direct participation incentives in exploration and production projects based upon the performance of the Company and the efforts of individual executives and key employees.

In determining the form and amount of compensation payable to the Company’s executive officers, the Compensation Committee is guided by the following objectives and principles:

•                  Compensation levels should be sufficiently competitive to attract and retain key executives.  The Compensation Committee aims to ensure that the Company’s executive compensation program attracts, motivates and retains outstanding talent and rewards that talent to the extent the Company achieves and maintains a competitive position in its industry.  Total compensation (i.e., maximum achievable compensation) should increase with position and responsibility.

•                  Compensation should relate directly to performance, and incentive compensation should constitute a substantial portion of total compensation.  The Compensation Committee aims to foster a pay-for-performance culture, with a significant portion of total compensation being contingent, directly or indirectly, on Company or individual performance.  Accordingly, a substantial portion of total compensation should be tied to and vary with the Company’s financial, operational and strategic performance, as well as individual performance.  Executives with greater roles in particular projects and the ability to directly impact the Company’s strategic goals and long-term results should bear a greater proportion of the risk if these goals and results are not achieved, and be rewarded if the Company’s goals and results are achieved or exceeded.

•                  Long-term incentive compensation should align executives’ interests with the Company’s shareholders.  Awards of long-term incentive compensation encourage executives to focus on the Company’s long-term strategic growth and prospects and incentivize executives to manage the Company from the perspective of its shareholders.

•                  Retirement benefits should comprise an element of executive compensation.  The Company does not offer retirement benefits to its executive officers other than through its tax-qualified 401(k) plan.  Therefore, the Compensation Committee has designed the Company’s long-term incentive compensation to also provide a competitive level of replacement income upon retirement.

The Company’s executive compensation program is designed to reward the achievement of objectives regarding Company growth and productivity, but it also takes into consideration the role and responsibilities of individual executive officers within the Company and internal pay equity.  Therefore, the Company’s executive compensation is designed:

•                  To encourage the Company’s executive officers to maintain a thorough and dynamic understanding of the competitive environment and to position the Company as a respected force within its industry;

•                  To incentivize the Company’s executive officers to develop strategic opportunities which benefit the Company and its shareholders;

•                  To sustain an internal culture focused on performance and the development of the Company’s assets into producing properties;

•                  To require the Company’s executive officers and other key employees to share the risks facing its shareholders, and to enable them to share in the rewards associated with the successful development of the Company’s assets into producing properties; and

•                  To implement a culture of compliance and unwavering commitment to operate the Company’s business with the highest standards of professional conduct and compliance.

Advisory Vote on Executive Compensation

In 2011, the Company held its first shareholder advisory vote on the compensation paid to the named executive officers in 2010, which resulted in more than 99% of votes cast approving such compensation. As recommended by the Board, shareholders expressed their preference for an advisory vote on executive compensation once every three years, and the Company has implemented that recommendation.

The Compensation Committee evaluated the results of the 2011 advisory vote on executive compensation and the overwhelming support expressed by shareholders at the Company’s 2011 meeting. The Compensation Committee also considered many other factors in evaluating the Company’s executive compensation programs as discussed in this compensation discussion and analysis, including the Compensation Committee’s assessment of the interaction of our compensation programs with our corporate business objectives, evaluations of our programs by our external compensation consultant, and review of comparative compensation data which included information regarding a selected group of peers.  Each of these factors was evaluated in the context of the Compensation Committee’s duty to act as the directors believe to be in the shareholders’ best interests. While each of these factors bore on the Compensation Committee’s decisions regarding our named executive officers’ compensation, the Compensation Committee did not make any changes to our executive compensation program and policies as a result of the 2011 “say on pay” advisory vote. Given the support stockholders expressed for the Company’s executive compensation programs at the Company’s 2011 annual meeting, the Compensation Committee generally elected to continue to apply the same principles in determining the types and amounts of compensation to be paid to the named executive officers in 2011.

Setting Executive Compensation

Management’s Role in Setting Executive Compensation

Mr. Williams evaluates all executive officers, including the named executive officers other than himself, and makes recommendations to the Compensation Committee regarding base salary levels and the amounts of any incentive bonus payments and long-term incentive awards to be granted to all executive officers.  Our Chief Operating Officer and Chief Financial Officer assist Mr. Williams in his evaluation and the preparation of compensation recommendations, except with respect to their own compensation.  Additionally, Mr. Williams and our Chief Operating Officer and Chief Financial Officer regularly attend Compensation Committee meetings and, upon the Compensation Committee’s request, provide compensation and other information to the Compensation Committee, including historical and prospective breakdowns of primary compensation components for each executive officer, internal pay equity analyses and information regarding the compensation paid to similarly situated executive officers within the Company’s peer group of industry competitors, as described in greater detail below.  These recommendations are given significant weight by the Compensation Committee but are not necessarily determinative of the compensation decisions made by the Compensation Committee; these recommendations are used as points of reference, not as a replacement for the Compensation Committee’s own judgment of internal pay equity or the individual performance of an executive that the Compensation Committee also considers when making compensation decisions.  While the input of management was integral to decisions made by the Compensation Committee in early 2011, in mid-2011 the Compensation Committee reviewed market comparison data compiled by Longnecker & Associates (“L&A”) and primarily utilized that information in its decision-making during the second half of 2011.

Use of Independent Consultants

The Compensation Committee Charter provides the Compensation Committee with the authority to retain and terminate any compensation consulting firm or other adviser it deems appropriate.

In March 2009, the Compensation Committee engaged L&A to conduct a market compensation analysis and to provide recommendations regarding the total direct compensation packages of the Company’s named executive officers.  L&A’s reports were issued and presented to the Compensation Committee in 2010, but the Compensation Committee did not take definitive action to modify the Company’s executive compensation arrangements in response to the L&A report due, in part, to the Compensation Committee’s concern that near term decreases in commodity prices and a corresponding decrease in recent payments under the Company’s incentive programs caused L&A to potentially understate the long-term value of the Company’s incentive programs.  In 2011, L&A presented its final findings (described in detail below) to the Compensation Committee.

L&A was engaged directly by the Compensation Committee and does not perform, and has not performed, any other services for the Company.  While management did cooperate with L&A in collecting data with respect to the Company’s compensation programs, the Compensation Committee determined that management had not attempted to influence L&A’s review or recommendations.

Market Compensation Analysis

In June and October of 2011, the Compensation Committee reviewed a comparative analysis of the compensation paid to the Company’s chief executive officer and other executive officers to a peer group of independent exploration and production companies compiled and presented by L&A.  The information reviewed by the Compensation Committee included both data gathered from proxy statements of the peer group identified below as well as market data procured by L&A from published survey sources providing information with respect to companies that operate in the oil and gas exploration and production industry with comparable revenues to the Company. Base salary data compiled from proxy statements reflected 2010 compensation and was therefore increased by 3.5% to reflect salary increases as of June 1, 2011, and 4.0% to reflect salary increases as of November 15, 2011, in each case, as reported for the energy industry in published survey data.

Although the comparative data was not materially different in the June and October reports, the data summarized below is with respect to the more recent October report.  The data presented to the Compensation Committee was equally weighted 50% from the peer group and 50% from published survey sources.

The Company’s compensation peer group was determined by senior management with assistance from L&A.  The Compensation Committee concluded that the group of companies selected was an appropriate peer group for the comparison of salary and other compensation payable to the Company’s Chief Executive Officer and its other named executive officers.  The peer companies represented a wide range of independent exploration and production companies of similar size to the Company that operate in some of the same geographical areas as the Company.  The group of peer companies included in the compensation analysis reviewed by the Compensation Committee in 2011 differed slightly from the peer group utilized by the Company in 2010 with the inclusion of Gulfport Energy Corporation, Legacy Reserves, LP, Oasis Petroleum Inc. and Venoco, Inc., and the elimination of Delta Petroleum Corporation.  These changes to the peer group were intended to create a peer group within which the Company’s annual oil and gas sales align closely with the median annual oil and gas sales of the peer group.

The 2011 peer group was comprised of the following companies:

•                  Bill Barrett Corporation

•                  Comstock Resources, Inc.

•                  Continental Resources, Inc.

•                  Gulfport Energy Corporation

•                  Oasis Petroleum Inc.

•                  Quicksilver Resources Inc.

•                  Stone Energy Corporation

•                  Venoco, Inc.

•                  Brigham Exploration Company

•                  Concho Resources Inc.

•                  Goodrich Petroleum Corporation

•                  Legacy Reserves, LP

•                  Petroquest Energy, Inc.

•                  Rosetta Resources Inc.

•                  Swift Energy Company

•                  Whiting Petroleum Corporation

The objective of the Compensation Committee in reviewing market pay levels within the peer group is to ensure that compensation payable to its executive officers is not out of market.  As noted, however, market pay levels are only one factor considered, with pay decisions ultimately reflecting an evaluation of individual contributions of an executive officer and the executive’s value to the Company.

The comparative compensation data provided by L&A revealed the following with respect to the compensation provided by the Company to its named executive officers:

•                  Base salaries for named executive officers, on average, are slightly above the 50th percentile of the comparative compensation data (specifically 108% of the 50th percentile).  This comparison takes into account the base salary increases described below that were implemented by the Compensation Committee in February 2011.

•                  Targeted total annual cash (including base salary and the average of the last three years of annual discretionary incentive bonuses to the Company’s named executive officers) was below the 50th percentile of the comparative compensation data (specifically 70% of the 50th percentile).

•                  The annual long term incentive compensation paid by the Company to the named executive officers, based on three year historical data, was 12% of the 50th percentile of the comparative compensation data.

•                  Total annual direct compensation paid to the Company’s named executive officers was below the 50th percentile of the comparative compensation data (specifically 38% of the 50th percentile).

The Compensation Committee does not believe that it is appropriate to establish compensation levels based exclusively or primarily on benchmarking to the Company’s peers.  The Compensation Committee looks to external market data only as a reference point in reviewing and establishing individual pay components and total compensation and ensuring that the Company’s executive compensation is competitive in the marketplace.  The Compensation Committee does not attempt to set total compensation or any component of compensation within a specific percentile of the Company’s peer group.  However, the Compensation Committee recognizes the competitive market for oil and gas executives in the Midland area and the consequent need to provide compensation to the Company’s executives that is not significantly lower than the 50th percentile of market compensation in order to retain and attract talented and experienced employees.  Therefore, the reports provided by L&A were instructive to the Compensation Committee insofar as they enabled the Compensation Committee to (1) verify that base salaries are competitive, (2) recognize that historic incentive payments have been considerably below market, and (3) recognize that total direct compensation is below market.

Determining Compensation Levels

The Compensation Committee annually determines the individual pay components of the Company’s executive officers.  In making such determinations in 2011, the Compensation Committee reviewed and considered (1) the market compensation analysis referred to above prepared by L&A, (2) recommendations of the Company’s Chief Executive Officer, based on individual responsibilities and performance, (3) historical compensation levels for each executive officer, (4) industry conditions and the Company’s future objectives and challenges, (5) the overall effectiveness of the executive compensation program, and (6) the overwhelming support expressed by shareholders in the 2011 advisory vote on executive compensation.

Historically, the base compensation of the Company’s executive officers has been approximately 50% of the total compensation of the named executive officers, with the bulk of the remainder of compensation consisting of discretionary bonuses and long-term incentives, and with other annual compensation consisting of less than 10% of the total compensation.  This is not due to any specific policy, practice or formula regarding the proper allocation between different elements of total compensation, but does reflect the desire of the Compensation Committee to emphasize variable components of compensation to foster a pay-for-performance culture.  In 2011, base compensation was on average 45% of the total compensation of our named executive officers, ranging between 20% and 59% of total compensation as reported in the Summary Compensation Table below.  Base salary in 2011 was less than 50% of total compensation on average primarily due to the discretionary bonuses paid to Messrs. Williams and Riggs (described in greater detail below), which bonuses reduced the percentage of total compensation to the two executives attributable to base salary to 20% and 35%, respectively.

The components of compensation paid to executive officers in 2011 were:

•                  Base salary;

•                  Discretionary bonus;

•                  Long-term incentive awards; and

•                  Other annual compensation.

Compensation of executive officers has generally consisted of these elements since 2001.

The Compensation Committee has reviewed all components of the compensation of the Chief Executive Officer and the other named executive officers, including salary, bonus and long-term compensation, the dollar value to the executive and the cost to the Company of all perquisites and other personal benefits, and the projected future payouts under non-equity long term incentive awards described below.  In addition, as described above, the Compensation Committee has reviewed the compensation of executive officers set forth in comparative compensation data.  The Compensation Committee has reviewed the compensation policies of the Company and discussed the increased competition encountered by the Company in attracting and retaining qualified employees.

Based upon data provided by L&A and recommendations provided by Messrs. Williams and Riggs, and upon its own judgment, the Compensation Committee approved the base salary, discretionary bonus, long-term incentive awards and other annual compensation of each of the Company’s executive officers in 2011.  The Compensation Committee believes these approved forms and levels of compensation are reasonable, appropriate and consistent with the Company’s compensation philosophy and principles.  Further, the Compensation Committee believes the Company’s executive compensation program is effective because (1) the Company has retained its executive team in a competitive industry, and (2) the Company has demonstrated its ability to find, acquire, develop and produce oil and gas reserves in a cost-effective manner.

Base Salary

Base salary is set by the Compensation Committee at a level based on each executive officer’s position, level of responsibility, and individual performance.  While it is the general intent of the Compensation Committee that a significant portion of the total compensation paid to the executive officers be attributable to variable compensation, either in the form of discretionary bonuses or long-term incentive awards, when base salaries of executives are set by the Compensation Committee (generally in the first quarter of the year), it cannot be certain of the amount of total variable compensation that will be paid due to the nature of the Company’s long-term incentive compensation program discussed in greater detail below.  The Compensation Committee believes that its reliance on variable compensation fosters a pay-for-performance culture by tailoring annual compensation to the success of projects in which an executive officer is involved, while ensuring that the executive will continue to receive a consistent base amount of compensation.

Due to competition from local and regional competitors in the Permian Basin area with respect to hiring and retaining qualified employees, the Compensation Committee met on January 13, 2011, to discuss base salary increases for the executive officers of the Company in order to ensure the retention of those individuals.  Prior to this meeting, the Company had reviewed the compensation arrangements of its key employees and increased base salaries for non-officer employees due to similar concerns.  At the meeting, management recommended, and the Compensation Committee approved, the following base salary increases for the named executive officers, effective

February 1, 2011: (1) Mr. Riggs - $400,000, (2) Mr. Pollard - $300,000, (3) Mr. Tisdale - $250,000, and (4) Mr. Welborn - $250,000.  The Compensation Committee also increased Mr. Williams’ base salary to $700,000, effective February 1, 2011.

The table below sets forth a comparison of the annual base salary rates applicable to each named executive officer as of the end of fiscal years 2010 and 2011.

Name	Annual Base Salary Rate as of December 31, 2010	Annual Base Salary Rate as of December 31, 2011	% Increase
Clayton W. Williams, Jr.	$643,378	$700,000	9%
Mel G. Riggs	$349,250	$400,000	15%
Michael L. Pollard	$249,224	$300,000	20%
T. Mark Tisdale	$227,450	$250,000	10%
Greg S. Welborn	$179,685	$250,000	39%

Although the Compensation Committee did not explicitly benchmark the base salaries of the named executive officers to the comparative compensation data, it subsequently reviewed the information provided by L&A in 2011 which showed that, following the increase in base salaries, Messrs. Williams and Riggs were at approximately the 75th percentile of the comparative compensation data (specifically 100% and 94% of the 75th percentile, respectively), and the other named executive officers were at approximately the 50th percentile of the comparative compensation data (96% of the 50th percentile for Mr. Pollard, 86% for Mr. Tisdale and 99% for Mr. Welborn).  Upon reviewing the comparative compensation data the Compensation Committee determined that base salaries, as adjusted in 2011, appropriately addressed the retention concerns of the Compensation Committee without providing for base salary amounts in excess of the base salaries paid by the Company’s peers.

Bonus

Bonuses are discretionary and are paid if and when the Compensation Committee determines they are appropriate to reward exceptional individual performance and to encourage loyalty to the Company and the interests of its shareholders.  The Compensation Committee believes that such bonuses serve both as a reward for performance and an incentive for future extraordinary performance in anticipation of such recognition.

Executive officers of the Company, including Messrs. Williams and Riggs, may recommend bonuses to the Compensation Committee for their approval to reward individual performance.  Annual bonuses may also be used to compensate particular executives and key employees who the Compensation Committee determines are less than fully compensated at a particular point in time due to the failure of the long-term incentive awards granted to the employee to result in payment.  As is described in greater detail below, the nature of the Company’s long-term incentive award program is such that an award could fail to ever result in payment through no lack of effort by the executive and in circumstances where the performance of the Company as a whole is very good.  Although as a general policy, the Compensation Committee believes that executives should share the risks and rewards of the Company’s shareholders, if over a period of time an executive is undercompensated due to the nature of the Company’s long-term incentive program, the Compensation Committee will consider paying additional cash bonuses to the executive.

In 2011 bonuses paid to the Company’s executive officers were generally based on management recommendations to award the named executive officers for their individual performance.  Bonuses were not paid pursuant to pre-established performance criteria communicated to the executives.  Instead, bonuses were paid periodically throughout the year upon completion of various projects to the executives involved in such projects, as recommended by management and approved by the Compensation Committee.

In addition, incentive bonuses were paid to Messrs. Williams and Riggs in October 2011.  Data provided by L&A indicated that total direct compensation payable to Messrs. Williams and Riggs was significantly below the 50th percentile of the comparative compensation data (specifically, 36% and 42% of the 50th percentile, respectively).  The Compensation Committee determined a one-time bonus would be appropriate to position the total direct compensation of Mr. Williams between the 50th and 75th percentiles and position Mr. Riggs closer to the 50th percentile.  Consequently, Mr. Williams received a cash bonus of $2,125,000, and Mr. Riggs received a cash bonus of $375,000.

In addition, the Company has historically paid Christmas bonuses to all employees, including executive officers, in amounts ranging from one-third to one-half of a month’s base salary.  In 2011, the named executive officers received Christmas bonuses equal to approximately one-half of a month’s base salary.  The discretionary bonuses paid to each of the named executive officers in 2011 is quantified below in the section titled “ — Summary Compensation Table.”

Long-Term Incentive Compensation

Long-term incentive compensation available to the Company’s executive officers has historically consisted of both equity-based awards and non-equity awards.  However, in 2009, the Company discontinued its equity compensation plan and currently none of the named executive officers hold any outstanding equity awards.  In 2011, our long-term incentive compensation was comprised exclusively of non-equity incentive awards.  Following is a discussion of each long-term incentive award used by the Company.

Equity Awards

Historically, all equity awards to the Company’s executive officers have been in the form of stock options granted under the Company’s 1993 Stock Compensation Plan, which provided for the grant of non-qualified options to officers, directors (other than “outside directors”), employees and advisors of the Company or any of its subsidiaries.

From 2001 through 2007, only Mr. Williams was awarded stock options under this plan.  Mr. Williams owns a significant portion of the Company’s outstanding common stock.  In March 2008, the Compensation Committee elected to change the nature of long-term incentive compensation for Mr. Williams and, rather than continuing to award Mr. Williams stock option grants, took action to include Mr. Williams in the APO Incentive Plan and the APO Reward Plan beginning in 2008, as described in greater detail in the following section titled “Non-Equity Awards.”  In December 2009, the Board terminated the 1993 Stock Compensation Plan and withdrew authority to issue the 101,766 shares of common stock remaining unissued under the plan as of the date of termination.  Currently, there are no outstanding equity awards under the 1993 Stock Compensation Plan.

Non-Equity Awards

APO Plans

The executive officers (including Mr. Williams beginning in 2008), key employees and consultants of the Company participate in an after-payout (or “APO”) incentive plan, referred to as the APO Incentive Plan.  The APO Incentive Plan was created to incentivize the Company’s executives to find, acquire, develop and produce oil and gas reserves in a cost-effective manner, and to reward those executives for the successful management of projects that produce value to the Company’s shareholders.  The APO Incentive Plan provides for the creation of a series of partnerships (either limited partnerships or tax partnerships) through which the Company contributes a portion of its working interests in wells drilled or acquired within certain geographical areas.  Under the APO Incentive Plan, the Company pays all costs and receives all revenues relative to the contributed working interests until it achieves “Payout,” which is generally the return of its costs, plus interest.  After Payout, the officers, key employees and consultants who were granted the right to participate in the partnership, receive at least 99% of the partnership’s subsequent revenues and pay at least 99% of its subsequent expenses.  The Compensation Committee believes that aligning a portion of the executive officers’ long-term compensation to the performance of the Company’s exploration, development and acquisition programs is both a reward for the acquisition and development of such properties and an incentive to manage the properties in a manner that will maximize the long-term success for both the Company and themselves.

From 2002 through 2005, APO Incentive Plan awards were structured as limited partner interests in Texas limited partnerships.  Since 2006, the APO Incentive Plan awards have been structured as participation agreements that are intended by the participants to be treated as partnerships solely for federal and state income tax purposes.  Although the economics of the APO Incentive Plan awards in the Texas limited partnership structure and the participation agreement structure have remained unchanged, the current practice of utilizing participation agreements is preferable to, and is less burdensome for the Company to administer than, the limited partnership structure.

Although the percentage of the Company’s contributed working interests varies from partnership to partnership, contributions under the APO Incentive Plan have ranged from 3.5% to 7.5% of the Company’s working interests in the applicable wells, depending on the nature of the underlying project.  The percentage of working interests contributed is determined in the discretion of the Compensation Committee after considering recommendations made by Mr. Williams.

At the time APO Incentive Plan awards are granted, the ultimate amount payable to the participants under the award is not determinable.  Each APO Incentive Plan award represents a potential working interest in one or more wells in a limited geographic area.  Potentially, the award may never become payable, or it may become payable at an indeterminable future date.  The participants who receive specific APO Incentive Plan awards, and the size of the APO Incentive Plan award granted to each participant, are determined in the discretion of the Compensation Committee after considering recommendations made by Mr. Williams.  Generally, each particular working interest in a geographic area is awarded to the executive officers and key employees primarily responsible for that project.  The size of the APO Incentive Plan award granted to each participant out of that particular working interest is generally determined based upon his or her potential individual impact on the success of the project.

Once granted, an APO Incentive Plan award is fully vested and is not forfeitable, except in circumstances of fraud against the Company by a participant.  However, the Company retains the right to grant new APO Incentive Plan awards in the same geographic area.  This allows the Company to effectively limit a participant’s award to the then-existing wells, without preserving a participant’s future interest in further drilling activity in that same geographic area.

No awards were made under the APO Incentive Plan in 2011.  A detailed description of all awards made under the APO Incentive Plan and amounts paid to the named executive officers in 2011 pursuant to APO Incentive Plan awards can be found under “ — Summary Compensation Table,” “—Supplemental Information About the APO Plan” and “ — Narrative Disclosure to Summary Compensation Table.”

In 2008, the Compensation Committee authorized the formation of the APO Reward Plan to reward eligible executive officers, key employees and consultants for continued quality service to the Company, and to encourage retention of those employees and service providers by providing them the opportunity to receive bonus payments that are based on certain profits derived from a portion of the Company’s working interest in specified areas where the Company is conducting drilling and production enhancement operations.  Since 2010, the APO Reward Plan has been the Company’s principle vehicle for providing new long-term incentive compensation awards to the Company’s executives.

The wells subject to the APO Reward Plan are mutually exclusive from any wells subject to a participation agreement created under the APO Incentive Plan.  Although conceptually similar to the APO Incentive Plan, the APO Reward Plan is a compensatory bonus plan pursuant to which the Company pays participants a bonus equal to a portion of APO cash flows received by the Company pursuant to its working interest.  Unlike the APO Incentive Plan, however, participants in the APO Reward Plan are not immediately vested in all future amounts payable under the Plan, increasing the retention value of the APO Reward Plan to the Company.  Participants are entitled to receive distributions with respect to awards under the APO Reward Plan from and after the date of grant; however, in the event a participant terminates employment with the Company prior to the vesting date, the award will be forfeited to the Company and the participant will not be entitled to participate in future distributions.  Mr. Williams is eligible to participate in the APO Reward Plan subject to the same limitations imposed on his participation in the APO Incentive Plan.

In 2011, the Compensation Committee authorized the granting of awards under six APO Reward Plans, as follows: CWEI Andrews University Reward Plan, CWEI South Louisiana Reward Plan, CWEI Delaware Basin Reward Plan, CWEI Andrews Samson Reward Plan II, CWEI Andrews Fee Reward Plan II, and CWEI Austin Chalk Reward Plan III.  The officers and key employees participating in each of the plans will become entitled to receive bonus payments based on, measured by and derived from 10% of the Company’s after-Payout working interests in the wells drilled by the Company after the effective date of each plan.  Of these six plans, the Delaware Basin Reward Plan applied to a new area of developmental drilling, and the remaining five plans constituted successors to plans currently in place.  The vesting date for each of the APO Reward Plans formed in 2011 is June 1, 2013, and each of the named executive officers is a participant in each of the plans.  A detailed description of all awards made under the APO Reward Plan and amounts paid to the named executive officers in 2011 pursuant to APO Reward Plan awards can be found under “ — Summary Compensation Table,” “— Supplemental Information About the APO Plan, ” “ — Grants of Plan-Based Awards” and“ — Narrative Disclosure to Summary Compensation Table.”

The Compensation Committee believes that the structure of the APO Plans satisfies several important compensatory objectives.

•                  It aligns the interests of the Company’s executive officers and key employees with those of its shareholders by conditioning payment under the APO Incentive Plan awards upon Payout and positive cash flows into the Company.

•                  It encourages the Company’s executive officers and key employees to find, acquire, develop and produce oil and gas reserves for the Company in a cost-effective manner.

•                  Previously granted APO Plan awards provide current income to the Company’s executive officers and key employees.

•                  APO Plan awards potentially provide future income to the Company’s executive officers and key employees that will be available to them in their retirement.  Hence, the APO Plan provides both current incentives and potential retirement income to the Company’s executive officers.

Beginning in 2008, Mr. Williams has also participated in the APO Plan.  The Compensation Committee established the following parameters in connection with Mr. Williams’ participation in the APO Plan:

•                  Mr. Williams will continue to recommend to the Compensation Committee the percentage of the Company’s working interest that will be assigned to each APO Plan, as well as the unit allocation of that working interest among the participants, other than Mr. Williams.

•                  In each APO Plan authorized by the Compensation Committee, Mr. Williams will be granted an interest equal to 40% of the working interest being allocated among all other participants, except that Mr. Williams’ interest will be reduced as needed to limit the total working interest being assigned to any APO Plan to 10% of the Company’s working interest.

•                  All other provisions of the APO Plan will be uniformly applied to all participants, including Mr. Williams.

The Compensation Committee believes that allowing Mr. Williams to participate in the APO Plan is an effective component of the overall compensation package for Mr. Williams.  This plan creates additional incentives for Mr. Williams to find, acquire, develop and produce oil and gas reserves in a cost-effective manner by restricting payments to him under the APO Plan to a portion of the after-Payout cash flow of specified exploration, development and acquisition projects of the Company.  The Compensation Committee further believes that his participation in the APO Plan will provide Mr. Williams with current cash flow and will be a potential source of post-retirement income.

SWR Reward Plan

In October 2006, the Compensation Committee authorized the establishment of the Southwest Royalties Reward Plan, which we refer to as the SWR Reward Plan, a one-time incentive plan designed to reward eligible employees and other service providers for continued quality service to the Company, and to encourage retention of those employees and service providers by providing them the opportunity to receive bonus payments that are based on certain profits derived from a portion of the Company’s working interest in the RS Windham C3 well in Upton County, Texas.  Eligible participants in the SWR Reward Plan include those officers, key employees and consultants, excluding Mr. Williams, who made significant contributions to the acquisition and development of Southwest Royalties, Inc.  The Company granted 100% of the awards available under the SWR Reward Plan in January 2007.  Messrs. Riggs, Pollard and Welborn received awards under the SWR Reward Plan.

The SWR Reward Plan provides for quarterly cash bonuses to the participants, as a group, equal to the after-Payout cash flow from a 22.5% working interest in the RS Windham C3 well.  Only two-thirds of the quarterly bonus amounts were paid to the participants until the full vesting date. The remaining one-third was deferred.  The full vesting date was October 25, 2011 (although the plan provided for accelerated vesting in the event of a change of control or sale transaction, as defined in the SWR Reward Plan).  In February 2012, the deferred portion of the quarterly bonus amount, with interest at 4.83% per year, was paid to participants.  Effective in the fourth quarter of 2011, 100% of all quarterly bonus amounts will be paid to participants.  The quarterly bonus amounts are allocated among the participants based on each participant’s bonus percentage.  Each of Messrs. Riggs, Pollard and Welborn are currently 100% vested in their benefits under the SWR Reward Plan.  Awards with respect to the SWR Reward

Plan are further described in the footnotes under “ — Summary Compensation Table” and under “ — Nonqualified Deferred Compensation.”

APO Working Interest Trusts

In 2001, prior to adopting the current structure of the APO Incentive Plan, the Compensation Committee approved the creation of six trusts through which the Company’s executive officers and key employees, excluding Mr. Williams, received after-Payout working interests in wells drilled by the Company.  These trusts were structured so that the participants were beneficiaries of the assigned working interest once Payout was achieved.  The working interests conveyed were and are fully vested and non-forfeitable.  Upon dissolution, each trust distributed to the beneficiaries a fractional direct ownership in the working interests held by the trust.  Two of the trusts achieved Payout status and have been dissolved.  Four of the trusts did not achieve Payout status and have been dissolved, with the working interests being reassigned to the Company.  Messrs. Riggs, Pollard and Tisdale received payments in 2011 from the APO Working Interest Trusts as described in the footnotes under “— Summary Compensation Table.”

APO Working Interest Grant

In May 2003, the Compensation Committee approved the grant of 5% of the Company’s after-Payout working interests in certain acreage in New Mexico to key employees, other than Mr. Williams, who contributed to the success of that project.  In connection with the grant, the participants received a cash payment equal to the net revenues attributable to the distributed interests from the date Payout status was achieved (May 2002) through June 2003, and received an assignment of their proportionate share of the working interests in the acreage effective July 1, 2003.  The working interests conveyed were and are fully vested and non-forfeitable.  All net revenues, consisting of oil and gas sales, net of production taxes and other expenses, attributable to the distributed interests are paid to the participants in proportion to each participant’s ownership interest in the grant.  Messrs. Riggs, Pollard and Tisdale received payments in 2011 from the APO Working Interest Grant as described in the footnotes under “— Summary Compensation Table.”

Other Compensation

The Company’s executive officers also participate in the employee benefit programs that are provided to its full-time employees generally, including its group health plan, group life insurance program, and its 401(k) Plan & Trust, which provides for matching contributions equal to 100% of participant deferrals up to 6% of compensation for purposes of the plan.  In addition, certain of the Company’s executive officers receive a monthly automobile allowance, and the Company pays various club membership dues and personal expenses on behalf of certain executive officers.

The named executive officers and other management employees are provided use of charter aircraft for business purposes.  From time to time, a portion of a business trip will constitute “commuting” with respect to an executive officer.  This portion of the business trip is treated as “personal use” of the aircraft by the Company and the taxable value of such use is imputed as income to the named executive officer.  The methodology used to determine the Company’s incremental cost for personal aircraft usage is described in footnote 1 of the “ — Perquisites and other Personal Benefits” table below.

Employment Agreements

In March 2010, the Company entered into employment agreements with certain of its senior executives, including each of the named executive officers.  The employment agreements are effective for an initial term of three years, and will be automatically extended for an additional one year period on the third anniversary date of the effective date of the agreement (and on the fourth and fifth anniversary dates of the effective date), unless, at least 90 days prior to any such anniversary date, either party gives notice of non-renewal.  Employment agreements for Messrs. Riggs and Pollard were amended in June 2011 to reflect their changes in title and, in the case of Mr. Pollard, increased severance benefits resulting from his promotion to Chief Financial Officer of the Company on December 13, 2010.

The employment agreements grant specified benefits to the executives upon certain changes in their employment status and in the event of a change in control.  The agreements also provide that the executives will maintain confidentiality of non-public and proprietary information of the Company and, except for Mr. Williams, will not compete with the Company for a period of one year after a termination for which benefits are received.  Mr.

Williams’ covenants regarding competition with the Company are governed by a pre-existing agreement described in more detail under “— Potential Payments Upon Termination or Change in Control.”

The Compensation Committee believes that it is in the Company’s best interests as well as the best interests of its shareholders to offer such benefits to these senior executives.  The Company competes for executive talent in a highly competitive market in which peers routinely offer similar benefits to senior executives.  The Compensation Committee believes that providing change of employment and change in control benefits to senior executives eliminates, or at least reduces, any reluctance of senior management to pursue potential change in control transactions that may be in the best interests of shareholders.  In addition, the income security provided by the competitive change in control arrangements helps eliminate any distraction caused by uncertain personal financial circumstances during the negotiations of a potential change in control transaction, a period during which the Company will require focused and thoughtful leadership to ensure a successful outcome.

Deductibility of Executive Compensation

Section 162(m) of the Tax Code places a limit of $1,000,000 on the amount of compensation the Company may deduct for federal income tax purposes in any one year with respect to the Company’s Chief Executive Officer and the next three most highly compensated officers (other than the Chief Financial Officer).  However, performance-based compensation that meets certain requirements is excluded from this $1,000,000 limitation.

In reviewing the effectiveness of the executive compensation program, the Compensation Committee considers the anticipated tax treatment to the Company and to the named executive officers of various payments and benefits.  However, the deductibility of certain compensation payments depends upon the timing of payments under long-term incentive awards, as well as interpretations and changes in the tax laws and other factors beyond the Compensation Committee’s control.  For these and other reasons, including to maintain flexibility in compensating the named executive officers in a manner designed to promote varying corporate goals, the Committee will not necessarily, or in all circumstances, limit executive compensation to that which is deductible under Section 162(m) of the Tax Code and has not adopted a policy requiring all compensation to be deductible.  In addition, base salaries and bonuses paid to the Company’s named executive officers do not comply with the performance-based compensation exclusion under Section 162(m) of the Tax Code and are subject to the $1,000,000 limitation on deductibility.

The Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE
Ted Gray, Jr., Chairman
Davis L. Ford
Robert L. Parker
Jordan R. Smith

Summary Compensation Table

The following table summarizes, with respect to the named executive officers, information relating to the compensation earned for services rendered in all capacities during fiscal years 2011, 2010 and 2009.  Columns (e), (f) and (h) have been deleted from the SEC-prescribed tabular format because the Company (1) no longer grants stock options (2) does not grant stock awards, and (3) does not sponsor a pension plan.  Although the SWR Reward Plan constitutes a nonqualified deferred compensation plan, it does not currently provide for above market interest.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Clayton W. Williams, Jr.	2011	$695,282	$2,154,167	$590,619	$58,251	$3,498,319
Chairman of the Board, President and Chief Executive Officer	2010	$608,121	$26,808	$253,037	$51,482	$939,448
	2009	$544,500	$42,688	$—	$53,840	$641,028

Mel G. Riggs	2011	$395,771	$520,338	$160,509	$39,081	$1,115,699
Executive Vice President and Chief Operating Officer	2010	$318,603	$63,608	$211,909	$43,050	$637,170
	2009	$262,972	$216,440	$42,041	$41,132	$562,585

Michael L. Pollard	2011	$295,769	$112,500	$62,281	$33,600	$504,150
Senior Vice President - Finance and Chief Financial Officer	2010	$227,921	$80,384	$104,086	$33,600	$445,991
	2009	$213,743	$58,906	$11,145	$32,700	$316,494

T. Mark Tisdale	2011	$248,121	$133,544	$68,740	$35,048	$485,453
Vice President and General Counsel	2010	$215,648	$52,278	$95,894	$33,771	$397,591
	2009	$184,575	$12,691	$37,188	$35,917	$270,371

Greg S. Welborn(4)	2011	$244,140	$75,416	$55,531	$35,336	$410,423
Vice President — Land

(1)          This column includes director fees of $20,000 paid in 2009 to each of Messrs. Williams and Riggs.  Payment of director fees for employee members of the Board was eliminated on and after January 1, 2010.

(2)          Amounts shown as Non-Equity Incentive Plan Compensation in the Summary Compensation Table for 2011 include compensation derived from various non-equity awards described under “— Compensation Discussion and Analysis — Long-Term Incentive Compensation — Non-Equity Awards”.  See “— Supplemental Information About the APO Plan” and “—Pension Benefits and Nonqualified Deferred Compensation” below for additional information.  Following is a summary of amounts earned in 2011 by source:

Source	Williams	Riggs	Pollard	Tisdale	Welborn
APO Incentive Plan	$—	$515	$187	$141	$—
APO Reward Plan	590,619	102,890	46,511	18,458	54,975
SWR Reward Plan	—	4,627	2,217	925	556
APO Working Interest Trusts	—	8,629	2,400	5,373	—
APO Working Interest Grant	—	43,848	10,966	43,843	—
	$590,619	$160,509	$62,281	$68,740	$55,531

(3)          This column includes compensation derived from, among other things, Company contributions to the Company’s 401(k) plan and executive perquisites consisting of an auto allowance, social club dues, and personal use of charter aircraft.  For more information on this compensation, see “— All Other Compensation from Summary Compensation Table” and “— Perquisites and Other Personal Benefits” below.

(4)          Although Mr. Welborn was an executive officer in 2009 and 2010, he was not a named executive officer.

Narrative Disclosure to Summary Compensation Table

As a percentage of Mr. Williams’ total compensation for the year ended December 31, 2011, his base salary accounted for approximately 20%, his incentive compensation (including discretionary bonuses) accounted for approximately 78%, and all other forms of compensation accounted for 2%.  Until 2006, most of Mr. Williams’ incentive compensation was paid in the form of stock options; however, no stock options have been granted to Mr. Williams since 2007.  As discussed above, the Board terminated the 1993 Stock Compensation Plan in December 2009, and the Compensation Committee currently has no intention of granting stock options to employees in the future.  As of December 31, 2011, all stock options previously granted under the 1993 Stock Compensation Plan have been exercised.

Components of compensation as a percentage of total compensation (base salary, incentive compensation and other, respectively) for all other named executive officers for 2011 were: Mr. Riggs — 35%, 61% and 4%; Mr. Pollard — 59%, 35% and 6%; Mr. Tisdale — 51%, 42% and 7%; and Mr. Welborn — 59%, 32% and 9%.

Supplemental Information About the APO Plans

The following table sets forth certain information regarding all APO Plans formed in 2011 and prior years (other than plans that were dissolved prior to 2011).

Name	Year Formed	No. of Participants	No. of Units (1)	Area of Interest	Working Interest Assigned
APO Incentive Plan:
West Coast Energy Properties PA	2006	20	100.00	West Coast Properties — California and Texas	7.50%
CWEI RMS/Warwink PA	2007	23	100.00	RMS/Warwink area in West Texas	5.00%
CWEI South Louisiana VI PA	2008	34	100.00	South Louisiana	7.00%
CWEI Andrews PA	2008	33	100.00	Specified leases in Andrews Co., TX	7.00%
CWEI Crockett County PA	2008	33	100.00	Crockett Co., TX	7.00%
CWEI Utah PA	2008	30	100.00	Utah	5.60%

CWEI Sacramento Basin I PA	2008	9	100.00	California, Counties of Colusa, Sutter, Yolo, Solano and Sacramento	7.00%
APO Reward Plan:
CWEI Amacker Tippett Reward Plan	2008	33	100.00	Amacker Tippett Area in Upton Co., TX	7.00%
CWEI Austin Chalk Reward Plan	2008	28	100.00	Robertson, Burleson, Milam and Lee Co., TX	7.00%
CWEI Barstow Area Reward Plan	2008	34	100.00	Ward Co., TX	7.00%
CWEI Fuhrman-Mascho Reward Plan	2009	34	100.00	Kuykendall lease in Andrews Co., TX	7.00%
CWEI Andrews Fee Reward Plan	2010	37	100.00	Fees leases in Andrews Co., TX	7.00%
CWEI Austin Chalk Reward Plan II	2010	32	100.00	Robertson, Burleson, Milam and Lee Co., TX	7.00%
CWEI Andrews Samson Reward Plan	2010	37	100.00	Samson leases in Andrews Co., TX	7.00%
CWEI Andrews Fee Reward Plan II	2011	38	100.00	Fees leases in Andrews Co., TX	10.00%
CWEI Andrews Samson Reward Plan II	2011	38	100.00	Samson leases in Andrews Co., TX	10.00%
CWEI Austin Chalk Reward Plan III	2011	33	100.00	Robertson, Burleson, Milam and Lee Co., TX	10.00%

Name	Year Formed	No. of Participants	No. of Units (1)	Area of Interest	Working Interest Assigned

CWEI Andrews University Reward Plan	2011	38	100.00	University leases in Andrews Co., TX	10.00%
CWEI South Louisiana Reward Plan	2011	34	100.00	Specified leases in South Louisiana	10.00%
CWEI Delaware Basin Reward Plan	2011	40	100.00	Specified leases in Delaware Basin	10.00%

(1)               Ownership interests in participation agreements, which are usually stated in percentages, have been converted to equivalent units on the basis of 1% equals 1 unit.

The following table sets forth the number of units awarded under each APO Plan formed in 2011 or prior (other than plans that were dissolved prior to 2011).  Each unit represents 1% of the working interest assigned with respect to each plan.

	Units Awarded to Named Executive Officers
Name	Clayton W. Williams, Jr.	Mel G. Riggs	Michael L. Pollard	T. Mark Tisdale	Greg S. Welborn
APO Incentive Plan (1):
West Coast Energy Properties PA	—	20.00	2.50	17.00	—
CWEI RMS/Warwink PA	—	15.00	2.75	12.50	—
CWEI South Louisiana VI PA	28.57	3.57	2.14	.71	.71
CWEI Andrews PA	28.57	5.18	2.25	.89	4.29
CWEI Crockett County PA	28.57	5.18	2.25	.89	4.29
CWEI Utah PA	28.57	3.57	3.57	1.79	7.14
CWEI Sacramento Basin I PA	28.57	25.73	3.57	10.71	—
APO Reward Plan (2):
CWEI Amacker Tippett Reward Plan	28.57	7.14	2.25	.89	2.14
CWEI Austin Chalk Reward Plan	28.57	3.57	2.25	.89	3.57
CWEI Barstow Area Reward Plan	28.57	5.36	2.25	1.43	2.14
CWEI Fuhrman-Mascho Reward Plan	28.57	5.00	2.25	.89	2.14
CWEI Andrews Fee Reward Plan	28.57	5.36	2.32	.89	4.29
CWEI Austin Chalk Reward Plan II	28.57	4.29	2.32	.89	5.36
CWEI Andrews Samson Reward Plan	28.57	5.36	2.32	.89	3.93
CWEI Andrews Fee Reward Plan II	25.00	6.56	4.31	.94	4.50
CWEI Andrews Samson Reward Plan II	25.00	6.45	4.20	.94	4.01
CWEI Austin Chalk Reward Plan III	25.00	5.25	3.00	.94	5.63
CWEI Andrews University Reward Plan	25.00	6.56	4.31	.94	4.13
CWEI South Louisiana Reward Plan	25.00	3.75	3.00	.75	.75
CWEI Delaware Basin Reward Plan	25.00	5.81	3.56	3.75	7.50

(1)          Under the terms of the APO Incentive Plan, units are fully vested when awarded.

(2)          Awards under the APO Reward Plan become 100% vested on the following dates: (a) May 5, 2013, with respect to the CWEI Amacker Tippett Reward Plan, the CWEI Barstow Area Reward Plan and the CWEI Austin Chalk Reward Plan; (b) August 9, 2012, with respect to the CWEI Andrews Fee Reward Plan, the CWEI Andrews Samson Reward Plan and the CWEI Austin Chalk Reward Plan II; and (c) June 1, 2013, with respect to the CWEI Andrews Fee Reward Plan II, the CWEI Andrews Samson Reward Plan II, the CWEI Austin Chalk Reward Plan III, the CWEI Andrews University Reward Plan, the CWEI South Louisiana Reward Plan and the CWEI Delaware Basin Reward Plan.  Awards will be forfeited upon any termination by the Company for cause or resignation without good reason prior to such vesting date.  “Cause” and “good reason” are defined below under “—Potential Payments Upon Termination or Change in Control.”  Awards under the CWEI Fuhrman-Mascho Reward Plan became fully vested on November 4, 2011.

The following table sets forth estimated future payouts to named executive officers under the APO Plans, as well as other non-equity award plans.

Name	Estimated Future Payouts to Named Executive Officers ($)(1)
Clayton W. Williams, Jr.	$15,052,649
Mel G. Riggs	$3,732,215
Michael L. Pollard	$1,856,806
T. Mark Tisdale	$1,420,735
Greg S. Welborn	$2,660,679

(1)          Estimated future payouts have been computed based on the future net revenues from proved oil and gas reserves attributable to interests held by the named executive officers at December 31, 2011.  These reserve estimates were made using guidelines established by the SEC, except that the estimated future net revenues are derived using a five-year NYMEX forward curve pricing model and the resulting cash flows are undiscounted.  The prices used in this case averaged $83.69 per barrel of oil and natural gas liquid and $5.83 per Mcf of gas.  Because of the uncertainties inherent in estimating quantities of proved reserves and future product prices and costs, it is not possible to predict estimated future payouts with any degree of certainty.

All Other Compensation from Summary Compensation Table

The following table contains a breakdown of the compensation and benefits included under the “All Other Compensation” column in the Summary Compensation Table for 2011.

ALL OTHER COMPENSATION

Name	Perquisites and Other Personal Benefits ($)(1)	Company Contributions to Retirement and 401(k) Plans ($)(2)	Total ($)
Clayton W. Williams, Jr.	$43,551	$14,700	$58,251
Mel G. Riggs	$28,480	$10,601	$39,081
Michael L. Pollard	$18,900	$14,700	$33,600
T. Mark Tisdale	$23,626	$11,422	$35,048
Greg S. Welborn	$26,971	$8,365	$35,336

(1)          See “— Perquisites and Other Personal Benefits” below for further detail on these amounts.

(2)          Constitutes a matching contribution equal to 100% of a participant’s deferrals up to 6% of the participant’s compensation for purposes of the Company’s 401(k) plan.

Perquisites and Other Personal Benefits

The following table contains a breakdown of the perquisites and other personal benefits included in the “All Other Compensation” supplemental table above for 2011.

PERQUISITES AND OTHER PERSONAL BENEFITS

Name	Automobile Allowance ($)	Personal Use of Charter Aircraft ($)(1)	Social Club Dues ($)	Total Perquisites and Other Personal Benefits ($)
Clayton W. Williams, Jr.	$18,900	$10,340	$14,311	$43,551
Mel G. Riggs	$18,900	$—	$9,580	$28,480
Michael L. Pollard	$18,900	$—	$—	$18,900
T. Mark Tisdale	$18,900	$—	$4,726	$23,626
Greg S. Welborn	$18,900	$—	$8,071	$26,971

(1)          The personal use of charter aircraft is measured by the incremental cost to the Company based on the personal portion of flight hours associated with any charter flight that is predominately used for a business purpose.  Generally, the Company does not provide any officer with the use of charter aircraft for trips that are not primarily related to Company business.

Grants of Plan-Based Awards

The following table provides information concerning each grant of an award made to each named executive officer in the last completed fiscal year under the Company’s long-term incentive compensation plans.  For a detailed description of these plans, see “— Compensation Discussion and Analysis — Long-Term Incentive Compensation.”

There are no thresholds, targets or maximums associated with awards granted by the Company under the APO Reward Plan.  Therefore, the table below sets forth the number of units granted to the named executive officers pursuant to the APO Reward Plan in 2011.  No awards under the APO Incentive Plan were granted in 2011.  Only columns related to Non-Equity Incentive Plan Awards have been retained from the SEC-prescribed tabular format because the Company did not grant any equity incentive plan awards, stock awards or option awards during 2011.

GRANTS OF PLAN-BASED AWARDS

	Non-Equity Incentive Plan Awards (Units) (1)
Name	Andrews Fee Reward Plan II	Andrews Samson Reward Plan II	Austin Chalk Reward Plan III	Andrews University Reward Plan	South Louisiana Reward Plan	Delaware Basin Reward Plan
Clayton W. Williams, Jr.	25.00	25.00	25.00	25.00	25.00	25.00
Mel G. Riggs	6.56	6.45	5.25	6.56	3.75	5.81
Michael L. Pollard	4.31	4.20	3.00	4.31	3.00	3.56
T. Mark Tisdale	.94	.94	.94	.94	.75	3.75
Greg S. Welborn	4.50	4.01	5.63	4.13	.75	7.50

(1)          As indicated above, 100 units were conveyed to employees pursuant to each of the above APO Reward Plans.  The 100 units each represent 10% of the after-Payout cash flows from the Company’s net working interest in the specified area.

Outstanding Equity Awards at Fiscal Year-End, Option Exercises and Stock Vested

None of the named executive officers held any vested or unvested equity awards as of December 31, 2011 or at any time during 2011.

Pension Benefits and Nonqualified Deferred Compensation

The Company does not sponsor or maintain either a defined benefit pension plan or a traditional nonqualified deferred compensation plan for the benefit of the Company’s employees.  However, since the SWR Reward Plan requires that one-third of the quarterly bonus amounts payable to participants be deferred and unvested until the earlier to occur of October 25, 2011, or a “sale transaction” or “change of control,” it is treated as a nonqualified deferred compensation plan for purposes of the SEC’s disclosure rules.  In future years the SWR Reward Plan will be reported in the tables above with the other long term non-equity incentive plan arrangements of the Company.  In the event a participant terminates employment for any reason prior to the full vesting date, the deferred portion of the SWR Reward Plan awards will be forfeited.  However, as of December 31, 2011, each of the named executive officers participating in the SWR Reward Plan was 100% vested in his interest under the arrangement.  Interest at the rate of 4.83% per year accrued on the deferred bonus amounts through the date of distribution.

For purposes of the SWR Reward Plan, a “change of control” generally means: (1) the date that (a) any person becomes the beneficial owner of more than 35% of the total voting power of the stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) and (b) Mr. Williams’ ownership in the Company falls to less than 25% of the total voting power of the stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) or its parent entity and he does not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (or such successor) or its parent entity, or (2) the date of Mr. Williams’ death.

A “sale transaction” will be deemed to occur for purposes of the SWR Reward Plan on the date of any sale (to a party other than the Company or its affiliates) of (1) the Company’s well interest (which is the Company’s 22.5% working interest in the RS Windham C3 well) or its rights or benefits with respect to the well interest, or (2) all or substantially all of the Company’s assets.

The following table provides information about the deferred portion of bonuses under the SWR Reward Plan.  Column (b) has been deleted from the SEC-prescribed tabular format since no contributions are made by a participant in the SWR Reward Plan.

	Nonqualified Deferred Compensation
			Aggregate	Aggregate
	Company	Aggregate	Withdrawal/	Balance
	Contributions	Earnings	Distributions	at end of
Name	in 2011(1)	in 2011(2)	in 2011	2011(3)
Clayton W. Williams, Jr.	$—	$—	$—	$—
Mel G. Riggs	$1,467	$648	$—	$14,528
Michael L. Pollard	$703	$310	$—	$6,963
T. Mark Tisdale	$293	$129	$—	$2,903
Greg S. Welborn	$176	$78	$—	$1,747

(1)          Amounts in this column reflect all contributions made by the Company in 2011.  The amounts earned in 2011 that have been reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2011 are as follows:  Mr. Riggs - $1,094; Mr. Pollard - $524; Mr. Tisdale - $219; and Mr. Welborn - $131.

(2)          Earnings consist solely of interest on the deferred compensation at the designated rate of 4.83% per year.

(3)          Amounts in this column that have previously been included in the Summary Compensation Table are as follows:  Mr. Riggs - $11,429; Mr. Pollard - $5,478; Mr. Tisdale - $2,284; and Mr. Welborn - $1,374.

Potential Payments Upon Termination or Change in Control

The Company has entered into employment agreements with each of the named executive officers.  Under the agreements, the Company is required to provide compensation to these officers in the event the executive’s employment is terminated under certain circumstances.  The agreements provide the named executive officers with minimum base salaries and certain other compensation and benefits.  Under the agreements, the minimum base salary of each named executive officer is automatically increased by the amount of any increases in base salary approved by the Compensation Committee. The employment agreements are effective for an initial term of three years, and will be automatically extended for an additional one year period on the third anniversary date of the effective date of the agreement (and on the fourth and fifth anniversary dates of the effective date), unless, at least 90 days prior to any such anniversary date, either party gives notice of non-renewal.

If a named executive officer becomes disabled or dies, the agreements provide for a lump sum payment of 18 months of base salary, payable within 90 days of termination or by March 15 of the year following termination, if earlier, and 12 months of continued health benefits.  If a named executive officer’s employment is terminated by the Company without cause or by the executive for good reason, or if the Company gives a notice of non-renewal to the executive, the executive will receive a lump sum payment equal to either 200% (for Messrs. Williams, Riggs and Pollard) or 150% (for Messrs. Tisdale and Welborn) of his annualized compensation, consisting of base salary, average bonus for the most recent three years, automobile allowance, and 401(k) matching contributions, payable within 90 days of termination or by March 15 of the year following termination, if earlier, plus 18 months of continued health benefits.  If a named executive officer’s employment is terminated by the Company without cause or by the executive for good reason, or if the Company gives notice of non-renewal to the executive, in each case, within 24 months from a change in control, the executive will receive a lump sum payment equal to either 300% (for Messrs. Williams, Riggs and Pollard) or 200% (for Messrs. Tisdale and Welborn) of his annualized compensation, consisting of base salary, average bonus for the most recent three years, automobile allowance, and 401(k) matching contributions, payable within 90 days of termination or by March 15 of the year following termination, if earlier, plus 18 months of continued health benefits.  The named executive officers are also entitled to accelerated vesting of equity and non-equity incentive awards (except that awards under the APO Incentive Plan are still subject to forfeiture in the event of fraud against the Company by a participant) if they are terminated due to death or disability, or by the Company without cause, by the executive for good reason, or pursuant to a non-renewal notice given by the Company (including such a termination occurring within 24 months of a change in control).

For purposes of the employment agreements, the terms listed below have been given the following meanings:

(a) “cause” means the executive (1) has been convicted of a misdemeanor involving intentionally dishonest behavior or that the Company determines will have a material adverse effect on the Company’s reputation or any felony, (2) has engaged in conduct that is materially injurious to the Company or its affiliates, (3) has engaged in gross negligence or willful misconduct in performing his duties, (4) has willfully refused without proper legal reason to perform his duties, (5) has breached a material provision of the employment agreement or another agreement with the Company, or (6) has breached a material corporate policy of the Company.  If any act described in clause (4), (5) or (6) could be cured, the Company will give the executive written notice of such act and will give the executive 10 days to cure.

(b) “change in control” encompasses certain events including (1) a change in the majority of the board of directors serving on the board as of July 20, 2005 unless such change was authorized by a majority of the directors in place on that date (or approved by the majority of the directors in place on that date), (2) a third party, including a group of third parties acting together, acquires more than 35%, and Mr. Williams, his affiliates and certain other related persons own less than 25%, of the total voting power of Company’s voting stock, (3) the sale of all or substantially all of the Company’s assets, and (4) the adoption of a plan or a proposal for the liquidation or dissolution of the Company.  Except in the case of Mr. Williams’ employment agreement, “change in control” also includes the resignation or removal for any reason of Mr. Williams as the Company’s Chairman of the Board and Chief Executive Officer, including by reason of the death or disability of Mr. Williams.

(c) “disability” means disability (as defined in a long-term disability plan sponsored by the Company) for purposes of determining a participant’s eligibility for benefits and, if multiple definitions exist, will refer to the definition of disability that would, if the participant so qualified, provide coverage for the longest period of time.  If the executive is not covered by a long-term disability plan sponsored by the Company, “disability” will mean a “permanent and total disability” as defined in section 22(e)(3) of the Internal Revenue Code, as certified by a physician acceptable to both the Company and the executive.

(d) “good reason” means, without the express written consent of the executive, (1) a material breach by the Company of the employment agreement, (2) a material reduction in the executive’s base salary, (3) a material diminution in the executive’s authority, duties or responsibilities or the assignment of duties to the executive that are not materially commensurate with the executive’s position, or (4) a material change in the geographic location at which the executive must normally perform services.  The executive must give the Company notice of any alleged good reason event within 60 days and the Company shall have 30 days to remedy such event.

The employment agreements contain confidentiality provisions, as well as covenants not to compete, during the employment term and continuing until the first anniversary of the date of termination, and not to solicit, during the employment term and continuing until the second anniversary of the date of termination, subject to some limited exceptions.  The non-competition covenant does not apply if an executive is terminated for cause by the Company or voluntarily without good reason by the executive, unless the Company continues to pay the executive his base salary for a period of 12 months. Mr. Williams’ non-competition and non-solicitation obligations are governed by the Consolidation Agreement entered into with Mr. Williams and certain Williams Entities in May 1993.  Termination of any of the named executive officers’ employment due to a breach of one of these provisions would constitute a termination for cause. The employment agreements do not prohibit the waiver of a breach of these covenants. In addition, the employment agreements also condition payment of severance payments and health care continuation coverage upon the named executive officer’s execution of a release within forty-five days of termination of employment (and nonrevocation thereafter).

The following table quantifies compensation and/or other benefits that would become payable under the employment agreements and other arrangements if the employment of each named executive officer had terminated on December 31, 2011, and/or in the event the Company were to undergo a change in control on December 31, 2011.  Due to the number of factors that affect the amount of any benefits provided upon the events discussed below, actual amounts paid or distributed may be different.

					Continuation	Long-term
			Auto	401(k)	of Health	Incentive
Name	Salary	Bonus	Allowance	Match	Benefits(1)	Plans(2)

Death or disability:
Clayton W. Williams, Jr.	$1,050,000	$—	$—	$—	$9,840	$12,016,897
Mel G. Riggs	$600,000	$—	$—	$—	$9,840	$2,557,714
Michael L. Pollard	$450,000	$—	$—	$—	$9,840	$1,471,019
T. Mark Tisdale	$375,000	$—	$—	$—	$9,840	$748,671
Greg S. Welborn	$375,000	$—	$—	$—	$9,840	$2,253,051

Termination by the Company without cause, by the executive for good reason, or due to non-renewal by the Company:
Clayton W. Williams, Jr.	$1,400,000	$1,469,109	$37,800	$29,400	$14,760	$12,016,897
Mel G. Riggs	$800,000	$520,257	$37,800	$21,202	$14,760	$2,557,714
Michael L. Pollard	$600,000	$167,860	$37,800	$29,400	$14,760	$1,471,019
T. Mark Tisdale	$375,000	$99,257	$28,350	$17,133	$14,760	$748,671
Greg S. Welborn	$375,000	$67,045	$28,350	$12,548	$14,760	$2,253,051

Termination associated with a change in control:
Clayton W. Williams, Jr.	$2,100,000	$2,203,663	$56,700	$44,100	$14,760	$12,016,897
Mel G. Riggs	$1,200,000	$780,386	$56,700	$31,803	$14,760	$2,557,714
Michael L. Pollard	$900,000	$251,790	$56,700	$44,100	$14,760	$1,471,019
T. Mark Tisdale	$500,000	$132,342	$37,800	$22,844	$14,760	$748,671
Greg S. Welborn	$500,000	$89,393	$37,800	$16,730	$14,760	$2,253,051

(1)          Represents an amount equal to the monthly premium payable pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (i.e., COBRA) for group health plan continuation multiplied by (a) twelve (in the event of a termination due to death or disability) or (b) eighteen (in the event of a termination by the Company without cause, by the executive for good reason, due to non-renewal by the Company, or associated with a change in control).

(2)          This column represents estimated future payments from non-equity incentive plans which would become fully vested upon each specified termination event, specifically awards under the APO Reward Plan.  As indicated above, all awards granted pursuant to the APO Incentive Plan and the APO Working Interest Grant are already 100% vested.  Estimated future payouts have been computed based on the future net revenues from proved oil and gas reserves attributable to the interests held by the named executive officers at December 31, 2011.  These reserve estimates were made using guidelines established by the SEC, except that the estimated future net revenues are derived using a five-year NYMEX forward curve pricing model and the resulting cash flows are undiscounted.  The prices used in this case averaged $83.69 per barrel of oil and natural gas liquid and $5.83 per Mcf of gas.  Because of the uncertainties inherent in estimating quantities of proved reserves and future product prices and costs, it is not possible to predict estimated future payouts with any degree of certainty.

Director Compensation

Retainer and Fees

During 2011, compensation for non-employee directors consisted of an annual retainer fee of $25,000 plus a $7,500 fee for each Board meeting attended and a $1,000 fee for attending a committee meeting held on a day other than the same day of a Board meeting.  Compensation for non-employee directors is reviewed annually by the Compensation Committee.

In December 2009, the Compensation Committee elected to terminate director compensation to employee directors related to their service on the Board effective January 1, 2010.  Base salaries of employee directors were increased by $17,500 to offset this change in the Company’s director compensation policies.  Compensation paid to employee directors prior to 2010 is summarized in footnote (1) under “— Summary Compensation Table.”

During 2011, Davis L. Ford and Ted Gray, Jr. were elected to the Board of our wholly owned subsidiary, Southwest Royalties, Inc., referred to as SWR, to serve on a transaction committee formed by SWR to review, evaluate and negotiate the terms of the mergers between SWR and the 24 partnerships of which SWR was the general partner prior to the mergers.  Messrs. Ford and Gray were each paid $50,000 for their service during 2011.

Stock Option Awards

Historically, the Company has sponsored an Outside Directors Stock Option Plan in which only outside directors who are not employed by the Company or any of its affiliates were eligible to participate.  A total of 86,300 shares of common stock were authorized and reserved for issuance under the plan, subject to adjustments to reflect changes in capitalization resulting from stock splits, stock dividends and similar events.  Prior to 2009, the plan provided that an option for 1,000 shares of the Company’s common stock will be granted on January 1 of each calendar year to each non-employee director in office on that date.  In May 2008, the Compensation Committee terminated new grants under the plan effective January 1, 2009.  In December 2009, the Board amended the plan to reduce the number of shares available for grant to zero, leaving only a sufficient number of authorized shares to cover outstanding grants, which totaled 6,000 shares at December 31, 2011.

Director Compensation Table

The table below summarizes the compensation paid to the Company’s non-employee directors for the fiscal year ended December 31, 2011.  Columns (c) through (g) have been deleted from the SEC-prescribed tabular format because the Company did not provide compensation to its directors in 2011 other than fees.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Total ($)
Ted Gray, Jr. (1)	$120,500	$120,500
Davis L. Ford (1)	$119,500	$119,500
Robert L. Parker	$70,500	$70,500
Jordan R. Smith	$70,500	$70,500

(1)   Includes $50,000 of fees paid for service on the SWR Board during 2011.

Narrative Disclosure of Compensation Policies and Practices as they Relate to Risk Management

In accordance with the requirements of Regulation S-K, Item 402(s), to the extent that risks may arise from the Company’s compensation policies and practices that are reasonably likely to have a material adverse effect on the Company, we are required to discuss those policies and practices for compensating the employees of the Company (including employees that are not named executive officers) as they relate to the Company’s risk management practices and the possibility of incentivizing risk-taking.  We have determined that the compensation policies and practices established with respect to the Company’s employees are not reasonably likely to have a material adverse effect on the Company and, therefore, no such disclosure is necessary.   The Compensation Committee and the Board are aware of the need to routinely assess our compensation policies and practices and will make a determination as to the necessity of this particular disclosure on an annual basis.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Directors Gray, Ford, Parker and Smith.  None of these committee members has or had a relationship with the Company that is or was required to be disclosed under the rules of the SEC.

Advisory Vote on Selection of Independent Auditors

KPMG LLP served as the independent auditors for the Company and its wholly owned subsidiaries for 2011.  Representatives of KPMG LLP will be present at the annual meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The independent auditors for 2012 will be selected by the Audit Committee at an Audit Committee meeting following the 2012 annual meeting of shareholders.  KPMG LLP has begun certain work related to the 2012 audit as approved by the Audit Committee.  Information on independent auditor fees for the last two fiscal years can be found under “Fees to KPMG LLP” in this proxy statement.

Although federal securities laws and NASDAQ corporate governance listing standards require that the Audit Committee be directly responsible for selecting and retaining the independent auditors, the Board is providing shareholders with the means to express their views on this important issue.  Although this vote is not binding, the Audit Committee will consider the results of the shareholder vote in deciding whether to renew the engagement of KPMG LLP for 2012.

The Audit Committee unanimously recommends a vote “FOR” the selection of KPMG LLP as the Company’s independent auditors for 2012.

Report of the Audit Committee

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the year ended December 31, 2011.

During 2011, the Audit Committee consisted of Messrs. Parker, Ford, Gray and Smith.  The Audit Committee acts pursuant to the Audit Committee Charter, as amended and restated in March 2004.  Each member of the Audit Committee qualifies as an “independent” director under federal securities laws and NASDAQ corporate governance listing standards.

In February 2012, the Audit Committee reviewed and discussed the Company’s audited financial statements with management and representatives of KPMG LLP, the Company’s independent auditors.  Particular attention was paid to the selection, application and disclosure of the Company’s critical accounting policies.  The Audit Committee also discussed with KPMG LLP the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  The Audit Committee received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP their independence from the Company and management.  The Audit Committee considered whether the non-audit services provided by KPMG LLP are compatible with their independence.

Based on the review and discussions referred to above, the Audit Committee took the following actions:

•                  Ratified management’s selection, application and disclosure of critical accounting policies as set forth in the Company’s audited financial statements for the year ended December 31, 2011;

•                  Recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2011; and

•                  Reviewed the Audit Committee Charter, assessed the Charter for adequacy, and determined that the Charter, as stated, was adequate.

AUDIT COMMITTEE
Robert L. Parker, Chairman
Ted Gray, Jr.
Davis L. Ford
Jordan R. Smith

Fees to KPMG LLP

Audit Fees

KPMG LLP audited the effectiveness of the Company’s internal control over financial reporting and the consolidated financial statements of the Company for the years ended December 31, 2011 and 2010 and reviewed the consolidated financial statements for the interim quarters during 2011 and 2010.  For these services, the Company paid KPMG LLP fees totaling $774,400 for 2011 and $657,000 for 2010.

Until March 14, 2012, Southwest Royalties, Inc., a wholly owned subsidiary of the Company, served as Managing General Partner of 24 limited partnerships.  KPMG LLP audited the financial statements of 23 of these limited partnerships and reviewed the related quarterly interim financial statements with respect to each limited partnership that was subject to the reporting requirements of the Securities Exchange Act of 1934.  For these services, the limited partnerships, in the aggregate, paid KPMG LLP fees totaling $109,000 for 2011 and $318,000 for 2010.  Effective March 14, 2012, all 24 limited partnerships were merged into Southwest Royalties, Inc.

In 2011, KPMG LLP issued a comfort letter in conjunction with the issuance by the Company of $350 million of 7.75% Senior Notes due 2019 (the “Senior Notes”), a Rule 144A offering by the Company.  For these services, the Company paid KPMG LLP $110,000.  In addition, the Company paid KPMG LLP $25,000 for other professional services rendered in connection with  the registration of the Senior Notes on Form S-4.

In 2011, the Company paid KPMG LLP $29,000 for professional services rendered in connection with the merger of the limited partnerships into Southwest Royalties, Inc.

In 2011, the Company paid KPMG LLP $10,000 for consultation services with the Audit Committee.

Audit-Related Fees

A wholly owned subsidiary of the Company is the general partner of West Coast Energy Properties, L.P., referred to as WCEP, a partnership between a limited liability company owned by the Company and an affiliate of GE Energy Financial Services.  KPMG LLP audited the financial statements of WCEP for the years ended December 31, 2011 and 2010.  For those services, WCEP paid KPMG LLP fees totaling $65,000 for 2011 and $60,000 for 2010.

Tax Fees

During 2011 and 2010, the Company incurred fees for professional services rendered by KPMG LLP totaling $43,560 and $20,309, respectively, for tax consulting services related to the merger of the SWR Partnerships into Southwest Royalties, Inc. and tax compliance services related to WCEP.

All Other Fees

KPMG LLP did not provide any other services to the Company in 2011 or 2010.

Pre-Approval Policy and Procedures

The Audit Committee must give prior approval to any management request for any amount or type of service (audit, audit-related and tax services or, to the extent permitted by law, non-audit services) the Company’s independent auditor provides.  All audit, audit-related and tax services rendered by KPMG LLP in 2011 were approved by the Audit Committee before KPMG LLP was engaged for such services.  No services of any kind were approved pursuant to a waiver permitted pursuant to 17 CFR 210.2-01(c)(7)(i)(C) (Rule 2-01(c)(7)(i)(C) of Regulation S-X).  Review and approval of such services for 2011 occurred during the regularly scheduled meetings of the Audit Committee.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our common stock based upon 12,163,536 shares outstanding as of March 15, 2012, by:

•                  Each person who is the beneficial owner of 5% or more of the outstanding common stock (based upon copies of all Schedule 13Gs and 13Ds provided to the Company);

•                  Each director of the Company and each nominee for director;

•                  The named executive officers; and

•                  All officers and directors of the Company as a group.

Beneficial ownership is determined in accordance with the regulations of the SEC.  Under SEC regulations, persons who have power to vote or dispose of shares of common stock, either alone or jointly with others, are deemed to be beneficial owners.  Because the voting or dispositive power of certain shares listed in the following table is shared, the same securities in such cases are listed opposite more than one name in the table and the sharing of voting or dispositive power is described in the referenced footnote.  The total number of shares of common stock of the Company listed below for directors and executive officers as a group eliminates such duplication.  Unless otherwise noted, the persons and entities named below have sole voting and investment power with respect to the shares listed opposite each of their names.

Name	Amount and Nature of Beneficial Ownership		Percent of Class
The Williams Children’s Partnership, Ltd. (1)	3,041,412		25.0%

CWPLCO, Inc. (1)	1,247,488		10.3%

Clayton W. Williams, Jr. (1)	3,110,847	(2)	25.6%

BlackRock, Inc.	1,881,020	(3)	15.5%
40 East 52nd Street
New York, NY 10022

T. Rowe Price Associates, Inc.	1,052,266	(4)	8.7%
100 E. Pratt Street
Baltimore, MD 21202

Mel G. Riggs	3,054,057	(5)	25.1%

T. Mark Tisdale	5,058	(6)	*

Michael L. Pollard	4,919	(7)	*

Greg S. Welborn	1,273	(8)	*

Davis L. Ford	18,681		*

Robert L. Parker	29,217	(9)	*

Jordan R. Smith	400		*

Ted Gray, Jr.	—		*

All officers and directors as a group (12 persons)	6,261,011	(9)	51.5%

*  Less than 1 percent of the shares outstanding.

(1)                             The mailing address of The Williams Children’s Partnership, Ltd., CWPLCO, Inc. and Mr. Williams is Six Desta Drive, Suite 3000, Midland, Texas 79705.  The Williams Children’s Partnership, Ltd. is a family partnership comprised of Mr. Williams’ five adult children.  CWPLCO, Inc. is a wholly-owned subsidiary of a holding company owned 100% by Mr. Williams.  Mr. Williams holds voting and investment power over the shares held by CWPLCO, Inc.

(2)                             Consists of (a) an aggregate of 1,247,488 shares owned by CWPLCO, Inc. and beneficially owned by Mr. Williams due to Mr. Williams’ control of CWPLCO, Inc., (b) 1,771,219 shares owned by CW Stock Holdco, L.P. and beneficially owned by Mr. Williams due to Mr. Williams’ control of CW Stock Holdco, L.P., (c) 11,044 shares owned by Mr. Williams’ wife, (d) 588 shares owned by a trust of which Mrs. Williams is the trustee, (e) 18,159 shares held in the Company’s 401(k) Plan & Trust over which Mr. Williams exercises investment control, (f) 49,179 shares in trusts of which Mr. Williams is the Trustee, (g) 5,749 shares in a trust for the benefit of Mr. Williams of which Mrs. Williams is the Trustee, and (h) 7,421 shares owned by Mr. Williams’ grandchildren for which Mrs. Williams is custodian.

(3)                             Represents shares owned by clients of BlackRock, Inc.  BlackRock, Inc. disclaims beneficial ownership of all such shares.

(4)                             Represents shares owned by clients of T. Rowe Price Associates, Inc.  T. Rowe Price Associates, Inc. disclaims beneficial ownership of all such shares.

(5)                             Includes (a) 1,375 shares held in the Company’s 401(k) Plan & Trust over which Mr. Riggs exercises investment control, (b) 1,382 shares over which Mr. Riggs exercises control under a Power of Attorney, and (c) 3,041,412 shares owned by The Williams Children’s Partnership, Ltd. over which Mr. Riggs exercises investment control.  Mr. Riggs is the sole member of LPL/Williams GP, LLC, which is the general partner of The Williams Children’s Partnership, Ltd.  Mr. Riggs has a pecuniary interest in only 0.002% of the stock held by The Williams Children’s Partnership, Ltd. and disclaims beneficial ownership of the remaining 99.998% of the stock.

(6)                             Includes of 986 shares held in the Company’s 401(k) Plan & Trust over which Mr. Tisdale exercises investment control.

(7)                             Consists of 4,919 shares held in the Company’s 401(k) Plan & Trust over which Mr. Pollard exercises investment control.

(8)                             Consists of 1,273 shares held in the Company’s 401(k) Plan & Trust over which Mr. Welborn exercises investment control.

(9)                             Includes the rights of Mr. Parker to acquire beneficial ownership through options currently exercisable within 60 days to purchase 6,000 shares of common stock granted under the Outside Directors Stock Option Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company pursuant to the rules and regulations promulgated under Section 16(a) of the Securities Exchange Act of 1934, or the Exchange Act, during and with respect to the Company’s last fiscal year and upon certain written representations received by the Company, the Company believes that all filing requirements applicable to officers, directors and 10% beneficial owners under Section 16(a) were satisfied.

Certain Transactions and Relationships

The Audit Committee reviews, approves and monitors all transactions involving the Company and “related persons” (directors and executive officers or their immediate family members, or shareholders owning 5% or greater of the Company’s outstanding stock) in which the amount exceeds $120,000 and in which the related person has a direct or indirect material interest.  The Audit Committee will approve the transaction only if they determine that it is in the best interest of the Company.  While the Audit Committee has not adopted a formal written policy for reviewing related party transactions, in considering the transaction, the Audit Committee will consider all relevant factors, including as applicable:

•                  The Company’s business rationale for entering into the transaction;

•                  The alternatives to entering into a related party transaction;

•                  Whether the transaction is on terms comparable to those available to third parties;

•                  The potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and

•                  The overall fairness of the transaction to the Company.

The Audit Committee will periodically monitor the transaction to ensure that there are no changed circumstances that would render it advisable for the Company to amend or terminate the transaction.

In the event a transaction arises that would require the review of the Audit Committee, management or the affected director or executive officer will bring the matter to the attention of the Chairman of the Audit Committee.  If a member of the Audit Committee is involved in the transaction, he will be recused from all discussions and decisions about the transaction.  Any such transaction must be approved in advance wherever practicable, and if not practicable, it must be ratified as promptly as practicable.  The Audit Committee will review the transactions annually to determine whether they continue to be in the Company’s best interest.

The Company and the Williams Entities are parties to an agreement, which we refer to as the Service Agreement, pursuant to which the Company furnishes services to, and receives services from, such entities. Under the Service Agreement, the Company provides legal, computer, payroll and benefits administration, insurance administration, tax preparation services, tax planning services and general accounting services to the Williams Entities, as well as technical services with respect to the operation of certain oil and gas properties owned by the Williams Entities. The Williams Entities provide business entertainment to or for the benefit of the Company. The following table summarizes the charges to and from the Williams Entities for the year ended December 31, 2011.

2011
(In thousands)
Amounts received from the Williams Entities:
Service Agreement:
Services	$566
Insurance premiums and benefits	821
Reimbursed expenses	371
$1,758
Amounts paid to the Williams Entities:
Rent(1)	$843
Service Agreement
Business entertainment(2)	116
Reimbursed expenses	289
$1,248

(1)          Rent amounts were paid to ClayDesta Buildings, L.P., a Texas limited partnership referred to as CDBLP, of which the Company owns 31.9% and affiliates of the Company own 23.3%.  A Williams Entity provides property management services to the buildings owned and operated by CDBLP.  In 2011, CDBLP paid the Williams Entity approximately $772,000 in fees for these services, including approximately $564,000 in leasing commissions.

(2)          Consists of hunting and fishing rights pertaining to land owned by affiliates of Mr. Williams.

Mr. Williams is the father-in-law of Gregory S. Welborn, who serves as Vice President — Land for the Company.  Because Mr. Welborn is an “immediate family member” of Mr. Williams, under SEC regulations Mr. Welborn’s employment by the Company may be deemed to be a transaction with a related person, see “—Compensation Committee Report — Summary Compensation Table”.

Shareholder Proposals

In accordance with the Company’s Bylaws, a shareholder may nominate one or more persons for election as directors at a meeting or propose business to be brought before a meeting, or both, only if such shareholder has given timely notice to the Secretary of the Company in proper written form of his or her intent to make such nomination or nominations or to propose such business.    To be timely, such shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 120 calendar days in advance of the date of the Company’s proxy statement released to shareholders in connection with the previous year’s annual meeting of shareholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, notice by the shareholder to be timely must be received a reasonable time before the solicitation is made.  To be in proper form, a shareholder’s notice must contain the information and comply with the other requirements set forth in the Company’s bylaws.

In particular, shareholder proposals will be eligible for consideration for inclusion in the Company’s proxy statement and form of proxy relating to our 2013 annual meeting of shareholders only if such proposals are received by the Secretary of the Company no later than November 26, 2012.  Such proposals should be directed to Clayton Williams Energy, Inc., Six Desta Drive, Suite 6500, Midland, Texas  79705, Attention:  McRae M. Biggar and must comply with the applicable regulations of the SEC.  In addition, pursuant to Rule 14a-4(c) of the Exchange Act, notice to the Company of all other shareholder proposals not intended for inclusion in the Company’s proxy statement will not be considered as business to come before our 2013 annual meeting unless received at the address above on or before February 8, 2013; provided, that if the date of our 2013 annual meeting is more than 30 days before or after May 9, 2013 (the one year anniversary of our 2012 annual meeting), then the proposal must be received by us at the address above no earlier than the 120th day prior to our 2013 annual meeting and no later than the 90th day prior to our 2013 annual meeting.

Under our bylaws, the chairman of the annual meeting of shareholders shall refuse to acknowledge the nomination of any person or the proposal of any business not made in compliance with the foregoing procedure.

Other Business

As of the date of this proxy statement, the Board knows of no business or nominees to come before the annual meeting other than the proposals described above in this proxy statement.  If, however, other matters properly come before the meeting, it is the intention of the management proxy holders to vote in accordance with their best judgment and in the interest of the Company.

By order of the Board of Directors,
McRae M. Biggar
Secretary

Dated: March 28, 2012

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: CLAYTON WILLIAMS ENERGY, INC. M45227-P19574 CLAYTON WILLIAMS ENERGY, INC. 6 DESTA DRIVE - SUITE 6500 MIDLAND, TEXAS 79705 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 2. Advisory vote on the selection of KPMG LLP as independent auditors for 2012. NOTE: WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED. IF NO INSTRUCTION IS INDICATED, IT WILL BE VOTED "FOR" ALL NOMINEES IN ITEM 1, "FOR" ITEM 2 AND IN THE PROXIES' DISCRETION ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENTS THEREOF. 01) Mel G. Riggs 02) Ted Gray, Jr. 1. Election of Directors Nominees: ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time May 8, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time May 8, 2012. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following nominees: The Board of Directors recommends you vote FOR the following proposal: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. For All Withhold All For All Except For Against Abstain

CLAYTON WILLIAMS ENERGY, INC. Annual Meeting of Shareholders May 9, 2012 11:00 AM This proxy is solicited by the Board of Directors The undersigned appoints Mel G. Riggs and Michael L. Pollard, or either of them, with full power to act without the other, as proxies with full power of substitution, to represent and to vote on behalf of the undersigned all the shares of common stock of Clayton Williams Energy, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the ClayDesta Conference Center, Six Desta Drive, Suite 6550, Midland, Texas on May 9, 2012 at 11:00 a.m., local time or at any adjournments or postponements thereof upon the matters set forth in this proxy and described in the Proxy Statement and upon other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. This proxy also delegates discretionary authority to vote upon such other matters as may properly come before the Annual Meeting and at any adjournment or postponement thereof. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting or any adjournment or postponement thereof. Should the undersigned be present and choose to vote at the Annual Meeting, and once the Company's Corporate Secretary is notified of the decision to terminate this proxy, then the power of the proxies will be terminated. The undersigned acknowledges receipt from the Company, prior to the execution of the Proxy, of a Notice of Annual Meeting and Proxy Statement dated March 30, 2012 and a 2011 Annual Report. CLAYTON WILLIAMS ENERGY, INC. ANNUAL MEETING OF SHAREHOLDERS Wednesday, May 9, 2012 11:00 A.M. CLAYDESTA CONFERENCE CENTER 6 Desta Drive, Suite 6550 Midland, Texas 79705-9963 For meeting directions, please call 432-688-3419 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document, consisting of the Proxy Statement and Annual Report, is available at www.proxyvote.com. Continued and to be signed on reverse side M45228-P19574

M45229-P19574 You are receiving this communication because you hold shares in the above named company. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. CLAYTON WILLIAMS ENERGY, INC. *** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 9, 2012. CLAYTON WILLIAMS ENERGY, INC. 6 DESTA DRIVE - SUITE 6500 MIDLAND, TEXAS 79705 Meeting Information Meeting Type: Annual Meeting For holders as of: March 15, 2012 Date: May 9, 2012 Time: 11:00 AM Location: ClayDesta Conference Center 6 Desta Drive, Suite 6550 Midland, Texas 79705 See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: How To Vote Please Choose One of the Following Voting Methods Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 25, 2012 to facilitate timely delivery. How to View Online: Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line. THE COMBINED DOCUMENT, CONSISTING OF THE PROXY STATEMENT AND ANNUAL REPORT . xxxx xxxx xxxx xxxx xxxx xxxx xxxx xxxx xxxx M45230-P19574 Proxy Materials Available to VIEW or RECEIVE:

Voting Items M45231-P19574 2. Advisory vote on the selection of KPMG LLP as independent auditors for 2012. 01) Mel G. Riggs 02) Ted Gray, Jr. 1. Election of Directors Nominees: The Board of Directors recommends you vote FOR the following nominees: The Board of Directors recommends you vote FOR the following proposal: NOTE: WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED. IF NO INSTRUCTION IS INDICATED, IT WILL BE VOTED "FOR" ALL NOMINEES IN ITEM 1, "FOR" ITEM 2 AND IN THE PROXIES' DISCRETION ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENTS THEREOF.